UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒        Definitive Proxy Statement

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☐        Soliciting Material under §240.14a-12

KENNEDY-WILSON HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee previously paid with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

April 28, 2022

Dear Fellow Stockholder,

I cordially invite you to attend the 2022 annual meeting of stockholders of Kennedy-Wilson Holdings, Inc., to be held on Thursday, June 9, 2022, at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting and details of how you can attend the meeting. We ask that you review these materials carefully.

We hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is extremely important to us and our business. We are pleased to offer multiple options for voting your shares. You may vote via the Internet, by mail, or during the meeting as described in the accompanying proxy statement.

Thank you for your continued support of Kennedy Wilson.

All the very best,

William J. McMorrow

Chairman and Chief Executive Officer

Kennedy Wilson / Proxy Statement 2022 /   1

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (“Kennedy Wilson” or the “Company”), will be held on June 9, 2022, at 9:00 a.m. Pacific Time (the “Annual Meeting”) at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, for the following purposes:

To elect three (3) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified.

    To approve an amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan to, among other things, increase the number of shares of the Company’s common stock that may be issued thereunder by an additional 3,000,000 shares.

	To vote on an advisory, nonbinding proposal to approve the compensation of the Company’s named executive officers.	To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2022 fiscal year.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s common stock at the close of business on April 22, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 151 S. El Camino Drive, Beverly Hills, California during the 10-day period preceding the Annual Meeting.

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All stockholders are cordially invited to attend the meeting. As part of our COVID-19 precautions, we are planning for the possibility that the meeting may be held by means of remote communication, including, but not limited to holding only a virtual meeting. If we take this step, we will announce the decision to do so in advance via a press release and posting details on our website at www.kennedywilson.com that will also be filed with the Securities and Exchange Commission, or SEC, as additional proxy materials. If you plan to attend the meeting, please check our website regularly prior to the meeting date. As always, we encourage you to vote your shares prior to the meeting. All attendees will be required to follow local COVID-19 health and safety protocols and abide by the Beverly Wilshire’s safety procedures. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to vote your shares online or sign, date and return the enclosed proxy promptly, or otherwise follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

We are pleased to use the rules of the SEC that allow us to furnish our proxy materials over the Internet. As a result, we are mailing our stockholders a Notice of Internet Availability instead of paper copies of our Proxy Statement and 2021 Annual Report. The Notice of Internet Availability contains instructions on how to access these documents via the Internet. The Notice of Internet Availability also contains instructions on how you can receive a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report and a proxy card. Stockholders who request paper copies of proxy materials will receive them by mail. This process will conserve natural resources and reduce the costs of printing and distributing our proxy materials to our stockholders.

By Order of the Board of Directors,

In Ku Lee

Senior Vice President, Deputy General Counsel and Secretary

Dated: April 28, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2022.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at ir.kennedywilson. com. If you wish to receive a printed copy of the proxy materials, please follow the instructions set forth in the Notice of Internet Availability. Additional copies may be requested by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

Kennedy Wilson / Proxy Statement 2022 /   3

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PROXY SUMMARY

Proposal Roadmap

The following proposals will be voted on at the Annual Meeting of the Stockholders:

	Board	For More
Proposal	Recommendation	Information

Proposal No. 1: Election of Directors	For each director	Page 11
To elect three (3) directors to the Board of Directors of the Company to serve for a three-year term and until their respective successors are duly elected and qualified

Proposal No. 2: Approval of the Second Amendment to the Company’s Second Amended and Restated Equity Participation Plan	For	Page 65
To approve an amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan

Proposal No. 3: Say-on-Pay Vote	For	Page 76
To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

Proposal No. 4: Ratification of Appointment of Independent Registered Public Accounting Firm	For	Page 78
To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2022 fiscal year

Kennedy Wilson / Proxy Statement 2022 /   5

PROXY SUMMARY 2021 Business Highlights In 2021, Kennedy Wilson delivered its strongest financial results since our IPO in 2009 under the leadership of our management team and our Board of Directors. We continued to successfully execute our strategy and business plan resulting in record-setting GAAP earnings per share and Adjusted EBITDA as well as a 10% growth in our estimated annual NOI and a 28% growth in our fee-bearing capital. Our assets under management increased 23% to a record $22 billion and we strengthened our strategic partnerships with new and existing partners to provide strong access to capital to take full advantage of opportunities that we source in the market. Our tremendous progress through the course of 2021 has positioned the Company for continued expansion and long-term success. Business highlights of 2021 include: YEAR-OVER-YEAR FINANCIAL RESULTS* Record Earnings per Share $2.24 in 2021 versus $0.66 in 2020 Record Adjusted EBITDA $928M in 2021 versus $608 Million in 2020 Record Adjusted Net Income $509M in 2021 versus $307 Million in 2020 *See “2021 Performance Accomplishments” on page 38 for additional performance details. SIGNIFICANT TRANSACTION ACTIVITY Record Level of Investment Transactions Investment Transactions of $5.9B Grew Estimated Annual NOI by $40M Growing Fee-Bearing Capital by $1.1B $1.7 Billion of additional non-discretionary fee-bearing capital available to deploy Fee-Bearing Capital Growth Fee-Bearing Capital ($ in billions) 31% CAGR $2.2 $3.0 $3.9 $5.0 2018 2019 2020 2021 TOTAL SHAREHOLDER RETURN KW TSR MSCI World Real Estate Index +39% One-Year +51% Three-Year +209% Ten-Year +236% Since IPO +30% +54% +172% +216% 6 / Kennedy Wilson / Proxy Statement 2022

2021 Business Highlights In 2021, Kennedy Wilson delivered its strongest financial results since our IPO in 2009 under the leadership of our management team and our Board of Directors. We continued to successfully execute our strategy and business plan resulting in record-setting GAAP earnings per share and Adjusted EBITDA as well as a 10% growth in our estimated annual NOI and a 28% growth in our fee-bearing capital. Our assets under management increased 23% to a record $22 billion and we strengthened our strategic partnerships with new and existing partners to provide strong access to capital to take full advantage of opportunities that we source in the market. Our tremendous progress through the course of 2021 has positioned the Company for continued expansion and long-term success. Business highlights of 2021 include: YEAR-OVER-YEAR FINANCIAL RESULTS* Record Earnings Record Adjusted Record Adjusted per Share EBITDA Net Income $2.24 $928M $509M in 2021 versus in 2021 versus in 2021 versus $0.66 in 2020 $608 Million $307 Million in 2020 in 2020 *See “2021 Performance Accomplishments” on page 38 for additional performance details. SIGNIFICANT TRANSACTION ACTIVITY Record Investment Transactions Fee-Bearing Capital Growth Investment Grew Estimated Growing Fee-Bearing Fee-Bearing Capital ($ in billions) Transactions of Annual NOI by Capital by 31% CAGR $5.0 $5.9B $40M $1.1B $3.9 $3.0 $1.7 Billion of additional $2.2 non-discretionary fee-bearing capital available to deploy 2018 2019 2020 2021 TOTAL SHAREHOLDER RETURN +39% +51% +209% +236% KW TSR One-Year Three-Year Ten-Year Since IPO MSCI World Real Estate Index +30% +54% +172% +216%

PROXY SUMMARY

Executive Compensation Highlights

Kennedy Wilson is a dynamic real estate investment company with a unique and global business model that includes both a balance sheet portfolio and an investment management platform. Our executive compensation program is designed to attract and retain high caliber executives who are capable of managing our sophisticated business model and global operations. The Compensation Committee is committed to (i) evaluating and updating our executive compensation and corporate governance practices based on its continual review of current market practices and governance trends, and (ii) ensuring that the program drives and rewards operational and financial performance that leads to strategic growth while providing significant alignment with our stockholders.

We believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices, as highlighted below:

•

Each element of compensation is determined based on thoughtful consideration by the Compensation Committee and is designed so that the program in totality supports our strategic business plan and motivates management to drive long-term value creation for our stockholders. The effectiveness and alignment of our compensation program is demonstrated by record financial and operating results, and our consistently strong TSR performance.

•	84% of our named executive officers’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

A significant majority of our named executive officers’ compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all of our stock grants require our named executive officers to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our named executive officers’ interests with those of our stockholders.

•	We held total compensation opportunities flat in 2021 notwithstanding record financial performance and exceptional value created for our stockholders.

•	We increased the portion of our equity awards that vests contingent on rigorous performance goals from 66.67% to 80% and enhanced disclosure to provide transparency.

•	We incorporated Environment, Social and Governance (ESG) factors in determining cash bonus payouts.

See page 28 for a detailed report with respect to our executive compensation program.

Kennedy Wilson / Proxy Statement 2022 /   7

PROXY STATEMENT

This Proxy Statement is being made available to stockholders of Kennedy-Wilson Holdings, Inc. (“we,” “us,” “our,” “Kennedy Wilson” or the “Company”) on or about April 28, 2022, and is furnished in connection with the solicitation of proxies by the Board of Directors of Kennedy Wilson for use at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Kennedy Wilson to be held on Thursday, June 9, 2022 at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares as of the close of business on April 22, 2022 (the “Record Date”). Persons who are not stockholders of record as of the close of business on the Record Date will not be allowed to vote at the Annual Meeting.

As of the close of business on the Record Date, a total of 137,790,769 shares of common stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one (1) vote on matters presented at the Annual Meeting. Holders of shares of Series A Preferred Stock are entitled to vote with the shares of common stock as a single class, and not as a separate class, on an as-converted basis. As of the close of business on the Record Date, the outstanding shares of Series A Preferred Stock were convertible into, and the holders thereof are entitled to vote in respect of, a total of 12,009,960 shares of common stock. Holders of shares of Series B Preferred Stock (“Series B Holders”) who are also holders of our warrants issued in connection with the issuance of our Series B Preferred Stock (the “Preferred Stock Warrants”) are entitled to vote on matters presented at the Annual Meeting together with holders of shares of common stock, voting as a single class, and not as a separate class. For these purposes, each such Series B Holder will be entitled to vote a number of shares of common stock equal to the whole number of shares of common stock that such Series B Holder (or its affiliates) would have been entitled to receive upon exercise of all of such Series B Holder’s (or its affiliates’) Preferred Stock Warrants to acquire common stock outstanding as of the Record Date, assuming, for these purposes, that such Preferred Stock Warrants were exercised on such Record Date and settled pursuant to the physical settlement provisions of such Preferred Stock Warrants. As of the close of business on the Record Date, there were 13,043,478 shares of common stock underlying Preferred Stock Warrants outstanding and held by Series B Holders, which entitles such Series B Holders to vote in respect of a total of 13,043,478 shares of common stock. Including the voting rights of the Series A Preferred Stock and the Series B Preferred Stock, as of the close of business on the Record Date, a total of 162,844,207 shares of common stock were outstanding, or underlying the Series A Preferred Stock or the applicable Preferred Stock Warrants held by Series B Holders, and entitled to vote at the Annual Meeting.

What am I voting on?

Proposal No. 1: To elect three (3) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified.

Proposal No. 2: To approve an amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan to, among other things, increase the number of shares of the Company’s common stock that may be issued thereunder by an additional 3,000,000 shares.

Proposal No. 3: To vote on a non-binding advisory proposal to approve the compensation of the Company’s named executive officers.

Proposal No. 4: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2022 fiscal year.

Why are you making these materials available over the Internet rather than mailing them?

Under the notice and access rules of the SEC, we are furnishing proxy materials to our stockholders on the Internet rather than mailing printed copies of those materials to each stockholder. This will help us conserve natural resources and save postage, printing and processing costs. If you received a Notice of Internet Availability of proxy materials by mail, you will not receive a

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printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how to (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet. We anticipate that we will mail the Notice of Internet Availability to our stockholders on or about April 28, 2022.

Our proxy materials are available online at https://www.cstproxy.com/kennedywilson/2022.

How can I have printed copies of the proxy materials mailed to me?

Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability of proxy materials. Alternatively, you may request a paper copy the by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

How do I vote by proxy?

If you hold shares directly as a holder of record, you may direct how your shares are voted without attending the Annual Meeting:

•	electronically over the Internet by following the procedures described in the Notice of Internet Availability; or

•	by requesting, completing and submitting a properly signed paper proxy card, as described in the Notice of Internet Availability.

If you are a beneficial owner of shares held in street name, you may vote by proxy via the Internet by following the instructions provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.

Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received the Notice of Internet Availability and a vote instruction form from that organization.

If I am a stockholder of record, how do I cast my vote during the Annual Meeting?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote during the Annual Meeting, you may vote via the Internet or by proxy, as described above. As always, we encourage our stockholders to vote their shares prior to the Annual Meeting.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website at www.kennedywilson.com that will also be filed with the SEC as additional proxy materials. A virtual meeting will have no impact on stockholders’ ability to provide their proxy by using the Internet or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement. If you plan to attend the meeting, please check the website regularly prior to the meeting date. As always, we encourage our stockholders to vote their shares prior to the Annual Meeting.

If I hold my shares in street name, how do I cast my vote during the meeting?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.

You also may vote your shares during the Annual Meeting if you attend. If you hold your shares in street name and wish to vote during the Annual Meeting, you must obtain a legal proxy from your nominee.

Kennedy Wilson / Proxy Statement 2022 /   9

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;

•	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

•	by voting during the Annual Meeting.

Is any special documentation required to vote during the Annual Meeting?

Although we encourage you to vote electronically over the Internet, or alternatively, by requesting, completing and submitting a properly signed paper proxy card, you can attend the Annual Meeting and vote your shares in person.

Each stockholder and proxy will be asked to present a valid government-issued identification, such as a driver’s license or passport, before being admitted. If you hold your shares in street name and wish to vote during the Annual Meeting, you must obtain a legal proxy from your nominee. Please also see “If I hold my shares in street name, how do I cast my vote during the meeting?” above.

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions, broker non-votes and withheld votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposals 2, 3 and 4 will be approved upon the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of common stock in street name who do not receive timely instructions from the beneficial owners of those shares are entitled to vote only on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022 (Proposal No. 4) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4. The election of directors (Proposal No. 1), the approval of the amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan (Proposal No. 2) and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers for 2022 (Proposal No. 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non- votes on Proposal Nos. 1, 2 and 3.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

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PROPOSAL 1

Election of Directors

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to elect each of the directors standing for election at the Annual Meeting.

Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR SET FORTH HEREIN.

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:

•	Trevor Bowen, Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2022;

•	Todd Boehly, David Minella, Mary Ricks and Sanaz Zaimi in the class to stand for election in 2023; and

•	Richard Boucher, Norman Creighton, William J. McMorrow and Kent Mouton in the class to stand for election in 2024.

Following the recommendation of the Nominating Committee, our Board of Directors has nominated Trevor Bowen, Cathy Hendrickson and Stanley R. Zax for election at the Annual Meeting. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2025, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

DIRECTORS AND EXECUTIVE OFFICERS

The quality and diversity of our Board of Directors is key to Kennedy Wilson’s success. The Board of Directors believes that directors, considered as a group, should provide a mix of backgrounds, experience, knowledge, and abilities, and should reflect the diversity of the Company’s stockholders, affiliates, and the communities in which we operate. The Board of Directors views diversity to include a well-rounded mix of different backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, age and personal identity. The Board of Directors believes that its current composition embodies a diverse range of viewpoints, backgrounds and skills, including with respect to age, tenure, and personal identity, that align with the interests of our stockholders and puts the Company in a competitive advantage with respect to the management of its global portfolio.

The majority of our Board of Directors is independent and includes three female (27%) directors. Additionally, 18% of our Board of Directors self-identifies as being from an underrepresented community. Please see “ESG at Kennedy Wilson: A Commitment to Responsible Investing and Operations” for further details regarding our efforts around diversity.

Kennedy Wilson / Proxy Statement 2022 /   11

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is the name, age (as of April 26, 2022) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position

William J. McMorrow	75	Chairman and Chief Executive Officer

Justin Enbody	41	Chief Financial Officer

Mary Ricks	57	Director and President

Matt Windisch	42	Executive Vice President

Kent Mouton	68	Director and Executive VP, General Counsel

In Ku Lee	41	Senior Vice President, Deputy GC and Secretary

Todd Boehly	48	Director

Richard Boucher	63	Director

Trevor Bowen	73	Director

Norman Creighton	86	Director

Cathy Hendrickson	75	Director

David A. Minella	69	Director

Sanaz Zaimi	52	Director

Stanley R. Zax	84	Director

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DIRECTORS AND EXECUTIVE OFFICERS

William J. McMorrow

Chairman and Chief Executive Officer

Committees: Capital Markets

Mr. McMorrow is Chairman and Chief Executive Officer of the Company. He has held this position since 1988 when he joined the Company. Mr. McMorrow is the architect of the Company’s expansion into real estate related investments and services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. From 2014 to 2017, Mr. McMorrow also served on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that was previously externally managed by a subsidiary of the Company. Mr. McMorrow received his Bachelor of Science degree in Business as well as his MBA from the University of Southern California, where he currently serves as a Trustee. He helped launch the Performance Science Institute at the USC Marshall School of Business and established the Military Veterans Initiative, “With Your Shield,” which helps student veterans earn a USC degree and find employment. Mr. McMorrow has also endowed student housing in the USC Village as well as the Neighborhood Academic Initiative to provide a pathway for thousands of students in east and south LA to earn a college degree. In 2018, Mr. McMorrow received USC’s highest alumni honor, the Asa V. Call Alumni Achievement Award. Mr. McMorrow’s other philanthropic interests include supporting Loyola High School, which honored him with the Cahalan Award for Distinguished Alumni and where he served on the Board of Regents. He is also involved with the Navy SEAL Foundation, where he served as a board member until January 2021, as well as City of Hope, which honored him in 2014 at its Spirit of Life Celebration. In 2015, he was honored by the Ireland Chamber of Commerce in the United States with the Sir Michael Smurfit Business Achievement Award for his years of leadership and his contributions to Ireland, and in 2017, he received the Ellis Island Medal of Honor. The Congressional Medal of Honor Foundation recognized Mr. McMorrow with the Circle of Honor award in 2019 for his contributions to our Nation, and for representing the Foundation’s principles of courage, sacrifice and patriotism. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in real estate and banking.

Justin Enbody

Chief Financial Officer

Mr. Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance and administration for the Company, including strategic planning, accounting, tax, information technology, financial reporting and elements of risk management. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a vice president with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received a B.A. from the University of California at Santa Barbara.

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DIRECTORS AND EXECUTIVE OFFICERS

Mary Ricks

Director and President

Committees: None

Ms. Ricks is President of the Company and has served on our Board of Directors since 2018. Prior to her role as President of the Company she served as the President and CEO of Kennedy Wilson Europe, a business she helped establish in 2011. Ms. Ricks joined Kennedy Wilson in 1990 and from 2002 she headed the Company’s commercial investment group as well as ran its operations in Australia and Japan. From 2014 to 2017, Ms. Ricks served on the board of directors of Kennedy Wilson Europe Real Estate Plc, an LSE-listed real estate company that was previously externally managed by a subsidiary of Kennedy Wilson. In 2014 she was selected by PERE as Industry Figure of the Year for Europe and in 2018 she was named by Bisnow as one of the most influential women in real estate across the UK. Ms. Ricks has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field. Ms. Ricks is a founding board member of the Richard S. Ziman Centre for Real Estate at UCLA. She received a B.A. in Sociology from UCLA. Ms. Ricks was selected to serve as member of our Board of Directors because of her extensive experience in real estate investments in the United States and Europe.

Matt Windisch

Executive Vice President

Mr. Windisch is Executive Vice President of the Company. He has held this position since 2012. Mr. Windisch joined the Company in 2006 and spearheads the Company’s public capital market activities, debt investment platform, corporate and transaction capital raising, strategic planning and acquisitions analysis. He is also responsible for maintaining the company’s key investor and banking relationships. Prior to joining the Company, he was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.

Kent Mouton

Director and Executive Vice President, General Counsel

Committees: None

Mr. Mouton is General Counsel of the Company and also serves on our Board of Directors. He has held the General Counsel position since 2011 when he joined the Company. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton also has served as a director of the Company since 1995. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton is a member of the bar associations of the State of California and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton graduated from the University of California, Los Angeles with a B.A. in Economics (Summa Cum Laude, Phi Beta Kappa and Dean’s List) and received his law degree from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investments and his significant experience in public and private company advisory and governance activities.

14   / Kennedy Wilson / Proxy Statement 2022

DIRECTORS AND EXECUTIVE OFFICERS

In Ku Lee

Senior Vice President, Deputy General Counsel and Secretary

Mr. Lee is Senior Vice President, Deputy General Counsel and Secretary of the Company. He has held this position since 2013 when he joined the Company. Mr. Lee heads all of the Company’s public company regulatory and corporate governance matters and currently serves as the Chief Compliance Officer of KW Investment Adviser, LLC. Mr. Lee is also responsible for all legal aspects of the Company’s corporate and transaction capital raising, including public and private offerings of equity and debt. Prior to joining Kennedy Wilson, Mr. Lee served as global corporate counsel at SK Telecom / SK Planet from 2011 to 2013, where he was the lead counsel on multiple cross-border transactions. Prior to such position, Mr. Lee was a senior associate at Latham & Watkins LLP. Mr. Lee is a member of the bar associations of the State of California and Los Angeles County. Mr. Lee received his B.A. in Economics from Occidental College and his J.D. from Cornell Law School.

Todd Boehly

Director

Committees: Capital Markets

Mr. Boehly has served as a director of the Company since 2020. Mr. Boehly serves as the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge”). Eldridge and its affiliates invest in businesses across the Insurance, Asset Management, Technology, Mobility, Sports and Gaming, Media and Music, Real Estate, and Consumer landscapes. Mr. Boehly also currently serves as Chairman of Security Benefit Corporation, and MRC, which owns dick clark productions, and has investments in A24, Fulwell 73, and Penske Media, which owns Billboard, Rolling Stone, Variety, and The Hollywood Reporter; and he serves on the board of directors of the Los Angeles Lakers, Flexjet, PayActiv, CAIS, Cain International, Vivid Seats (NASDAQ: SEAT), and Horizon Acquisition Corporation II (NYSE:HZON). Mr. Boehly was formerly on the board of Truebill. Mr. Boehly also serves on the board of Cain International. Mr. Boehly was appointed to the Board of Directors in connection with a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company, both affiliates of Eldridge, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Mr. Boehly is also an owner of the Los Angeles Dodgers, the Los Angeles Lakers, the Los Angeles Sparks, Cloud9, and DraftKings. Prior to founding Eldridge, Mr. Boehly was the President of Guggenheim Partners and founded the credit business at Guggenheim. Mr. Boehly received his B.B.A. from the College of William & Mary, where he later founded the Boehly Center for Excellence in Finance, and studied at the London School of Economics. Mr. Boehly supports epilepsy research, Focused Ultrasound Foundation, Prostate Cancer Foundation, Brunswick School, and the College of William & Mary. Mr. Boehly was selected to serve as a member of our Board of Directors because of his significant experience in the financial industry, particularly relating to investment strategies and operating businesses and his deep understanding of global capital and financial markets.

Kennedy Wilson / Proxy Statement 2022 /   15

DIRECTORS AND EXECUTIVE OFFICERS

Richard Boucher

Director

Committees: Capital Markets (Chair)

Mr. Boucher has served as a director of the Company since 2018. Mr. Boucher served as Group Chief Executive Officer and Executive Director of the Bank of Ireland Group from February 2009 until his retirement in October 2017. Mr. Boucher joined the Bank of Ireland Group in 2004 where he also served as the Chief Executive of Retail Financial Services Ireland and as the Chief Executive for Corporate Banking. Prior to joining the Bank of Ireland Group, Mr. Boucher served as Regional Managing Director for Corporate Banking, London and South East England for the Royal Bank of Scotland. From 2017 to May 2019, Mr. Boucher has also served as a member of the board of directors of Atlas Mara plc (LSE: ATMA), a financial services company that operates in Africa. During that time, Mr. Boucher also served as the chairman of Atlas Mara’s renumeration committee and as a member of the risk and audit committees. Since 2018, Mr. Boucher has also served as a member of the board of directors of CRH plc (LSE: CRH), an international building materials company and since January 2020, Mr. Boucher serves as the chairman of CRH plc’s board. In October 2020, Mr. Boucher also joined as a member of the board of directors of ClonBio Group Limited, an agribusiness. Mr. Boucher also currently serves as a member of CRH plc’s renumeration, risk and acquisition committees. Since 2017, Mr. Boucher has also served as a member of the board of directors of Eurobank Ergasia SA (Athens: EUROB), a Greek bank and has also served as the chairman of its risk committee and as a member of its audit committee. Mr. Boucher received his B.A. (Mod) in Economics from Trinity College. Mr. Boucher was selected to serve as a member of our Board of Directors because of his significant experience in business transactions in Europe and his deep understanding of the global capital and financial markets.

Trevor Bowen

Director

Committees: Capital Markets

Mr. Bowen has served as director of the Company since 2018. Mr. Bowen served as a director and part owner of Principle Management Limited, an entertainment management company, from 1996 to 2013. Prior to joining Principle Management Limited, Mr. Bowen served as a partner at KPMG Ireland for 11 years with responsibility for KPMG Ireland’s banking practice. From 2018, Mr. Bowen also served as a member of the board of directors of Ceiba Investments Ltd. (LSE: CBA), an investment company, and has also served as the chairman of its audit committee. In October 2020, Mr. Bowen was appointed Chairman of Round Hill Music Royalty Fund Limited, a fund quoted on the London Stock Exchange and focused on investing in music copyrights. From 2004 to 2013, Mr. Bowen also served as a member of the board of directors of Ulster Bank and also served on its risk committee. From 2009 to 2011, Mr. Bowen served as a member of the board of directors of Readymix plc, a building materials company. Mr. Bowen received his B.B.S. in Business. Mr. Bowen was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession and his extensive and diverse background in business transactions in Europe.

Norman Creighton

Director

Committees: Audit, Compensation (Chair) and Nominating

Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as its President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton also served as a member of the board of directors of Square 1 Bank from 2004 to 2015. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.

16   / Kennedy Wilson / Proxy Statement 2022

DIRECTORS AND EXECUTIVE OFFICERS

Cathy Hendrickson

Director

Committees: Compensation and Nominating (Chair)

Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From 1993 to 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson holds a B.S. in business administration with an emphasis in finance from the University of California, Berkeley. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high-level executive in the banking and financial industries.

David A. Minella

Director (Lead Independent)

Committees: Audit (Chair), Compensation, Nominating and Capital Markets

Mr. Minella has served as a director of the Company since 2009. Mr. Minella is currently the Managing Member of Minella Capital Management, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. From 2011 to 2014, Mr. Minella served as the Chief Executive Officer of Aligned Asset Managers, LLC, or Aligned, a financial services holding company. Aligned’s first acquisition was a majority interest in The Townsend Group, a real asset manager and consultant. Mr. Minella served as Prospect Acquisition Corp’s Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results, and under his leadership, VAM acquired a controlling interest in five separate investment management firms. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. Mr. Minella originally joined LGT in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella received a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Kennedy Wilson / Proxy Statement 2022 /   17

DIRECTORS AND EXECUTIVE OFFICERS

Sanaz Zaimi

Director

Committees: None

Ms. Zaimi has served as a director of the Company since 2018. Ms. Zaimi served as the Head of Global Fixed Income, Currencies and Commodities (FICC) Sales, within Bank of America Merrill Lynch (“BofAML”) and as CEO of BofA Securities Europe S.A., BofAML’s EU broker-dealer, and Country Executive for France until the end of 2021. She joined BofAML in 2010 from Goldman Sachs, where she was a partner and previously held positions at Deutsche Bank and Smith Barney. Ms. Zaimi has extensive industry knowledge, with over two decades of experience in financial markets. Ms. Zaimi served as an Executive Director on the Board of Merrill Lynch International (MLI). She served as a founder member of the industry’s FICC Market Standards Board (FMSB) until May 2017. Ms. Zaimi also served on a number of BofAML’s senior executive committees globally, including the Operating Committee at Bank of America, the Global Banking and Markets (GBAM) Management Committee, the GBAM Global Reputation Risk Committee and the firm’s Global Environment, Social and Governance (ESG) Committee. She actively promoted BofAML’s commitment to diversity and inclusion and personally supports a number of philanthropic organizations focusing on women and children. Ms. Zaimi holds a degree in Economy and Finance and a Masters of Philosophy in Finance from Paris-Sorbonne University. Ms. Zaimi was selected to serve as a member of our Board of Directors because of her significant experience in business transactions in Europe and her deep understanding of the global capital and financial markets.

Stanley R. Zax

Director

Committees: Audit, Capital Markets and Compensation

Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp., or Zenith, a company engaged in insurance and reinsurance, from 1977 to 2012. Zenith was acquired by Fairfax Financial Holdings Limited in 2010. Mr. Zax also served as a director of 1st Century Bank, Los Angeles and the Prostate Cancer Foundation until 2016 and The Center for The Study of the Presidency and Congress in Washington, D.C. until 2017. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. Mr. Zax served as a director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and as chairman of its audit committee. He served as a Non- Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

18   / Kennedy Wilson / Proxy Statement 2022

DIRECTOR COMPENSATION

In 2021, each non-employee director received an annual retainer fee of $150,000. The chairpersons of the audit committee, compensation committee, nominating committee and capital markets committee received additional annual retainer fees of $20,000, $10,000, $10,000 and $10,000, respectively. During 2021, non-employee directors received annual equity awards in the form of 10,000 shares of restricted stock that vest over a three-year period, subject to continued service as a non-employee director through the applicable vesting date.

The following table provides compensation information for the fiscal year ended December 31, 2021 for each non- employee member of our Board of Directors:

	Fees Earned or Paid in	Stock
Name(1)	Cash	Awards(2)	Total

Todd Boehly	$150,000	$176,800	$326,800

Richard Boucher	160,000	176,800	326,800

Trevor Bowen	150,000	176,800	326,800

Norman Creighton	156,951	176,800	333,751

Cathy Hendrickson	160,000	176,800	336,800

David Minella	166,950	176,800	343,750

John Taylor (3)	51,841	176,800	228,641

Sanaz Zaimi	150,000	176,800	326,800

Stanley Zax	150,000	176,800	326,800

(1)	Ms. Ricks and Messrs. McMorrow and Mouton did not receive any director fees during 2021.
(2)

The amounts in this column reflect the aggregate grant date fair value of an award of 10,000 shares of restricted stock granted to our non-employee directors in 2021, computed in accordance with ASC Topic 718. Information regarding the valuation assumptions that are used to calculate these values is included in Note 13 of the Company’s financial statements for the fiscal year ended December 31, 2021 contained in the Company’s annual report on Form 10-K. The aggregate number of restricted stock units and shares of restricted stock outstanding at December 31, 2021 for each of our non-employee directors is set forth in the table below. Each award of restricted stock and each award of restricted stock units held by our non-employee directors will vest with respect to 33% of the restricted shares or restricted stock units on each of the first through third anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Second Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board of Directors by reason of death or disability. The Company also maintains a non- employee director retirement policy pursuant to which, upon a non-employee director’s retirement (as determined by the Board of Directors), his or her then-outstanding equity awards will vest in full (to the extent then-unvested).

Mr. Boehly	20,000

Mr. Boucher	20,334

Mr. Bowen	20,334

Mr. Creighton	18,001

Ms. Hendrickson	18,001

Mr. Minella	18,001

Mr. Taylor(3)	—

Ms. Zaimi	20,334

Mr. Zax	18,001

(3)	Mr. Taylor passed away in April of 2021.

Kennedy Wilson / Proxy Statement 2022 /   19

CORPORATE GOVERNANCE AND BOARD MATTERS

We believe a company’s reputation for integrity and responsibly serving its stockholders is of critical importance. Kennedy Wilson’s corporate governance structure is designed to cohesively promote principled actions, support informed and effective decision-making and provide appropriate monitoring and oversight, thereby helping us to continue to build and maintain public trust in the Company. We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance to assure that the long-term interests of stockholders are being served. As of December 31, 2021, our Board of Directors consisted of a total of eleven members.

Director Independence

Our common stock is listed on the New York Stock Exchange (the “NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, as of December 31, 2021, our Board of Directors determined that the following eight members are independent under Section 303A.02 of the listing standards of NYSE: Todd Boehly, Trevor Bowen, Richard Boucher, Norman Creighton, Cathy Hendrickson, David Minella, Sanaz Zaimi and Stanley R. Zax. John Taylor was also an independent member of our Board of Directors prior to his passing in April 2021. In accordance with NYSE rules, a majority of our Board of Directors is independent.

20   / Kennedy Wilson / Proxy Statement 2022

CORPORATE GOVERNANCE AND BOARD MATTERS

In recommending to our Board of Directors that each non-employee director be found independent, our Nominating Committee reviewed and considered the following relationship over the past three fiscal years:

•

Mr. Boehly is the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge”). The Company is party to a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company (collectively, the “Purchasers”), both affiliates of Eldridge, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Also, Mr. Boehly, directly or indirectly has an excess of 10% equity interest in each of the Purchasers, Eldridge, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Entities”), some of which are involved in transactions with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to certain of the Eldridge Entities or certain of the Eldridge Entities may make to the KW Entities. Additionally, certain Eldridge Entities hold $12.5 million in aggregate principal amount of our 4.75% senior notes due 2029, $10 million in aggregate principal amount of our 4.75% senior notes due 2030 and $37.5 million in aggregate principal amount of our 5.00% senior notes due 2031 (collectively, the “Bonds”).

•

Prior to Mr. Bowen’s appointment to the Board of Directors, Mr. Bowen served as a non-executive director at a number of the Company’s wholly-owned or controlled/managed foreign subsidiaries, for which he received payment pursuant to a consulting agreement between Mr. Bowen and a wholly-owned subsidiary of the Company. Immediately prior to the date of his appointment to the Board of Directors in 2018, Mr. Bowen’s consulting agreement was terminated and he stopped receiving any payments from the Company or its affiliates other than directorship fees paid in connection with his service to the Board of Directors.

•

Ms. Zaimi was the Head of Global Fixed Income, Currencies and Commodities Sales at Bank of America Merrill Lynch (“BAML”), which provides credit and other commercial banking services to the Company. BAML also served as a financial adviser to the Company in connection with its acquisition of Kennedy Wilson Europe Real Estate plc in 2017.

All matters relating to the abovementioned relationships fall within the standards set forth in our Corporate Governance Guidelines, including the monetary thresholds set forth in the guidelines.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, health and safety (including risks associated with contagious viruses and pandemics), employment, cybersecurity, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board of Director’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board of Directors, which we believe is critical to effective governance. Our Board of Directors appointed David Minella as our lead independent director. As discussed below, Mr. Minella serves as the chair of all executive sessions of our non-management directors.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing, financial reporting, IT matters (including cybersecurity and related matters) and maintaining effective internal controls for financial reporting. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Capital Markets Committee oversees risks related to the Company’s capital market activities, foreign currency exposure and debt.

Kennedy Wilson / Proxy Statement 2022 /   21

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

In 2021, the Board of Directors held nine meetings and no director that held such position during 2021 attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which a director served on. The Board of Directors also holds regular executive sessions of the non-employee members of the Board of Directors as discussed in further detail below. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Eleven members of our Board of Directors attended our 2021 Annual Meeting.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and a Capital Markets Committee.

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met five times during 2021. The Company does not limit the number of audit committees of other companies on which its Audit Committee members can serve.

The members of the Audit Committee during 2021 were David Minella (chairperson), Norman Creighton and Stanley Zax. Prior to his passing in April 2021, Mr. John Taylor served as the chairperson of the Audit Committee. After his passing, Mr. Minella was appointed as chairperson and Mr. Zax joined as a member of the Audit Committee. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that Messrs. Minella, Creighton and Zax are “audit committee financial experts,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Mr. Taylor was an “audit committee financial expert.”

Compensation Committee

The members of the Compensation Committee during 2021 were Norman Creighton (chairperson), Cathy Hendrickson, David Minella and Stanley Zax. Effective April 2021, Mr. Creighton was appointed chairperson of the Compensation Committee after Mr. Minella (who initially served as chairperson of the Compensation Committee in 2021) was appointed as chairperson of the Audit Committee. The Compensation Committee met ten times during 2021. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

22   / Kennedy Wilson / Proxy Statement 2022

CORPORATE GOVERNANCE AND BOARD MATTERS

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs, in addition to general oversight of the Company’s human capital management practices. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate certain responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Second Amended and Restated 2009 Equity Participation Plan.

Nominating Committee

The members of the Nominating Committee during 2021 were Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the current members of the Nominating Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Nominating Committee met two times during 2021. The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high-quality board members and the composition and structure of committees of the Board of Directors.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Capital Markets Committee

The Board of Directors formed the Capital Markets Committee in January 2019. The members of the Capital Markets Committee during 2021 were Richard Boucher (chairperson), Todd Boehly, Trevor Bowen, William McMorrow, David Minella and Stanley Zax. A majority of the members of the Capital Markets Committee are independent members of the Board of Directors. The Capital Markets Committee met six times during 2021. The Capital Markets Committee operates under a written charter. The Capital Markets Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Capital Markets Committee is to provide assistance to the Board of Directors of the Company in monitoring and overseeing the policies and activities of the Company and its subsidiaries relating to the Company’s capital markets activities, including equity and debt offerings. As set forth in the Capital Markets Committee charter, in discharging its responsibilities and duties, among other things, the Capital Markets Committee: (i) reviews management’s plans and recommendations with respect to public equity and debt offerings and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company, (ii) reviews management’s plans and

Kennedy Wilson / Proxy Statement 2022 /   23

CORPORATE GOVERNANCE AND BOARD MATTERS

recommendations with respect to corporate mergers and acquisitions and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company; and (iii) unless otherwise specified by the Board of Directors, acts as the pricing or special committee for all public equity and debt offerings to be undertaken by the Company or acts as the transaction committee for all corporate mergers and acquisition transactions to be taken by the Company.

Executive Sessions

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is David Minella. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212.

Process for Sending Communications to the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2021, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2020, we believe that, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

24   / Kennedy Wilson / Proxy Statement 2022

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

Kennedy Wilson’s ESG program reflects our collective commitment to sustainability, minimizing our environmental impact, and doing our part to enhance the communities where we operate across our global business. Our vision is to enhance the value of our real estate through smart asset management and development and by integrating ESG factors into our key business processes aligned with our business strategy to deliver long-term social, environmental, and economic value across our portfolio and to our key stakeholders. This vision is underpinned by a measure, manage, and monitor approach framed by the four ESG pillars most relevant to our business.

We believe that strong governance is the foundation for delivering on our social and environmental agendas. Kennedy Wilson’s Global ESG Committee is a management-level committee formed to oversee the Company’s ESG responsibilities and commitments and is responsible for formulating and implementing procedures with four main areas of focus:

1.	Monitor compliance with material ESG related laws and regulation applicable to the Company and its investments, both existing and future, which would have a material impact on business operations

2.	Set appropriate global ESG priorities that align, as far as possible, across target markets

3.	Monitor delivery progress

4.	Support ESG communication to investors and other stakeholders

The Committee is chaired by President and Board of Directors member, Mary Ricks.

Our ESG program continues to evolve, with a current focus on integrating ESG into our day-to-day business operations. We use data to drive optimal environmental performance in our buildings by ensuring energy, water and waste resources are measured, managed, and monitored in an aim to limit our environmental impact and improve the way the Company reports on ESG activities. Our activities to Optimize Resources may have multiple benefits, including creating an enhanced tenant experience through greater collaboration towards low-carbon buildings, alongside lower service charges, where relevant, as we pass on financial savings.

Kennedy Wilson is a member of the U.S. Green Building Council and Irish Green Building Council. We are committed to targeting industry leading sustainability certifications including LEED (Leadership in Energy and Environmental Design) for our major remodel and ground-up commercial development projects across our global portfolio, as well as ENERGY STAR and Green Globe certifications in the U.S. Across our European portfolio, we target certifications including LEED, BREEAM (Building Research Establishment Environmental Assessment Method), WiredScore, SmartScore, Fitwel, and WELL in the United Kingdom and Ireland.

Recognizing the global movement around improving work-life balance, accessibility and wellness, our purposeful developments and construction activity focuses on Creating Great Places that benefit the local community, enhance the lives of our residents, and enable our commercial tenants to stay relevant to attract and retain the best talent possible. Our focus on Creating Great Places goes beyond good design and extends to our focus on creating offices and homes that promote spaces for social interaction and exercise, as well as public spaces to connect with the community. Also, where relevant, we protect heritage aspects of our buildings to create a shared sense of cultural well-being.

Kennedy Wilson / Proxy Statement 2022 /   25

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

We believe the success of the communities surrounding our assets is intrinsic to the financial success of our business. We aim to build and strengthen local communities and engage socially, wherever possible. We do this through Building Community spaces that are engaging, stakeholder-oriented and culturally sensitive, as well as through charitable giving and collaborating with partners. Our philanthropic efforts are directed through the Kennedy Wilson Charitable Foundation, a 501(c)(3) non-profit corporation, which awarded approximately $2.4 million in grants and gifts to qualifying nonprofit, civic or educational public charities in 2021. The committee that approves distributions from the Foundation includes an independent member of the Board of Directors.

Recognizing the considerable need for affordable, high-quality housing across the West Coast, Kennedy Wilson’s joint venture with Vintage Housing provides affordable housing for residents that make 30% to 60% of the area’s median income. The joint venture, launched in 2015 with a portfolio of 5,500 units, provides long-term living solutions for qualified working families and active senior citizens, coupled with community services and modern amenities. The Vintage Housing platform is expected to grow to approximately 11,000 units in the next several years. Kennedy Wilson has also invested in Langdon Park Capital, a newly launched platform focused on addressing the unmet demand for high-quality housing and well-operated business facilities in historically underserved Black and Latino communities across the United States. A series of funds through Langdon Park Capital will focus on commercial and multifamily real estate investment to enhance communities.

We Operate Responsibly to ensure business-wide transparency and accountability, with a clear focus on empowering people and providing a healthy work environment for our employees. In addition to providing significant employee benefits and training opportunities, we strive to maintain a diverse corporate culture, promoting equality across gender, socio- economic backgrounds, education, and ethnicity. This allows for better representation of viewpoints, historical perspective and can bring new, fresh ideas to all levels of the Company. Understanding the importance of ensuring all individuals are compensated equitably for similar work and have an equal opportunity to contribute and advance in the workplace, we engage an independent firm to regularly analyze compensation and identify pay bias. In 2021, results did not identify meaningful gender pay gaps for individuals in similar roles.

The quality and diversity of our Board of Directors is key to Kennedy Wilson’s success. Our Board of Directors brings valuable market knowledge, representing significant expertise in real estate, banking, financial services, accounting and auditing, insurance, and law. The Company benefits from the different perspectives offered by the Board of Directors, which includes directors of varying ages and ethnicities, who hail from geographies across the United States and Europe that align with our global portfolio.

Our approach to corporate responsibility and key environmental, social and governance initiatives are described in detail on our ESG microsite: esg.kennedywilson.com.

26   / Kennedy Wilson / Proxy Statement 2022

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

ESG AT A GLANCE

Environmental

100%(1)	100%(2)	5M(3)	100%(4)
Portfolio in Utility Measurement Program	European Electricity from Renewable Sources	Square Feet Sustainably Certified	Portfolio with Building Ratings

Social

10,725	$15M	$2.4M
Affordable Housing units completed and under construction in the Western U.S.	Investment in Historically Significant properties in 2021	Kennedy Wilson Charitable Foundation Donations in 2021

(1) Includes properties in Kennedy Wilson’s directly managed global portfolio	(3) Includes LEED, Green Globe, BREEAM, WIRED Certifications
(2) Electricity procured by Kennedy Wilson within directly managed European portfolio	(4) Includes ENERGY STAR ratings for directly managed properties in the U.S. and Energy Performance Certificates for properties in Europe

Governance

41% / 59%	27%	5
Women/Men at Kennedy Wilson	Women on our Board of Directors	New directors since 2018

Lead independent director with well-defined role and responsibilities	Regular executive sessions of independent directors	Active and responsive shareholder engagement	Annual “Say on Pay” vote

Board of Directors and Senior Management stock ownership policy	Strict anti-hedging and anti-pledging policies	Broad compensation clawback policy (cash and equity)	Independent gender pay gap analysis on a regular basis

Kennedy Wilson / Proxy Statement 2022 /   27

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this proxy statement describes the objectives and features of our executive compensation program with respect to those executive officers who constitute our named executive officers (“NEOs”) for fiscal year 2021, as determined under applicable SEC rules. For the fiscal year ended December 31, 2021, our NEOs and their titles were as follows:

Named Executive Officer	Title

William J. McMorrow	Chairman and Chief Executive Officer

Mary Ricks	President

Justin Enbody	Chief Financial Officer

Kent Mouton	Executive Vice President, General Counsel

Matt Windisch	Executive Vice President

The Compensation Discussion and Analysis includes the following sections:

Executive Summary Summarizes the key factors and considerations in establishing our executive compensation program

Executive Compensation Objectives and Review Process

Outlines our compensation philosophy and the objectives and roles of each of the Compensation Committee and Chief Executive Officer (“CEO”) in determining the compensation for our NEOs

Fiscal Year 2021 Compensation Discusses the performance factors and specific compensation decisions for fiscal year 2021

Elements of Compensation Provides a more detailed description of each element of our executive compensation program and the considerations reviewed in assessing each element

Tax, Accounting and Other Considerations Outlines the various tax, accounting and other factors that are considered by the Compensation Committee with respect to our executive compensation program

28   / Kennedy Wilson / Proxy Statement 2022

Executive Summary

Under the leadership of our NEOs and our Board of Directors, the Company had its strongest financial and operational results since our IPO. We continued to build on our strong portfolio and execute on our global growth pipeline using both our balance sheet and strategic capital. Kennedy Wilson has experienced transformative growth and we have established ourselves as a global real estate investment company specializing in multifamily, office and industrial properties located in the Western U.S. and Europe. The successful execution of our strategy and business plan continues to deliver consistent long-term value creation for our stockholders.

Record 2021 Financial Results

Record Financial Results	Record EPS: $2.24 per diluted share in 2021 (vs $0.66 in 2020 and $1.58 in 2019)
Record Adjusted EBITDA: $928M in 2021 (vs $608 M in 2020 and $728 million in 2019)
Record Adjusted Net Income: $509M in 2021 (vs $307 M in 2020 and $443 million in 2019)
Completed $5.9B of Investment Transactions	Estimated Annual NOI increased by $40M to $434M; +10% in FY-21
Fee-Bearing Capital increased by $1.1B to $5.0B; +28% in FY-21, $1.7 billion of additional non-discretionary fee-bearing capital available to deploy
AUM increased by 23% to $22B in 2021 (and 70% since year-end 2019)
Exceptional Value Created for Stockholders	1-Year TSR: +39% TSR in 2021 (outperforming the MSCI World Real Estate Index by +9%)
Quarterly Dividend: Increased by 9% to $0.24 per share (vs $0.22)
Returned $209 million to stockholders in the form of dividends and share repurchases, equating to approximately $1.51 per share
Since-IPO TSR: +236% TSR since 2012 (outperforming the MSCI World Real Estate Index by +20%)

Details of our overall 2021 performance is on page 38.

Our Distinctive Global Public Company Real Estate Business Model

Kennedy Wilson is a global real estate investment company with a unique business model. Unlike traditional public real estate companies, we not only own, operate and invest in multi-family and commercial real estate properties, we also engage in more complex real estate activities through our investment management platform and invest in debt opportunities across the globe.

TWO KEY INVESTMENT SEGMENTS

Consolidated Portfolio	Co-Investment Portfolio

• Permanent capital vehicle focused on maximizing property cash flow	• Complementary platform generating recurring asset management fees and promotes

• Targeting wholly-owned investments with accretive asset management opportunities	• Includes real estate and loan investments with strategic partners and commingled fund business

• Longer-term hold period	• Primary investors include:

• insurance companies

• sovereign wealth fund

• public and private pension plans

• family office and private equity clients

Kennedy Wilson / Proxy Statement 2022 /   29

COMPENSATION DISCUSSION AND ANALYSIS

Traditional REITs Do Not Provide a True Comparison to Kennedy Wilson

While it may initially appear that REITs that hold investments in similar asset classes are the closest comparison to us, our global operations, diverse investment philosophy, significant strategic capital platforms, as well as our $1.7 billion debt platform, differentiates us from most REITs. Instead, we directly compete with a combination of private equity real estate companies, investment banks and sophisticated family offices, among others, in terms of deal sourcing, accessing third- party capital and the recruitment of talent. Many of these companies are privately-held or have a real estate platform that is one operating segment where compensation information is not publicly disclosed and not available to directly compare the compensation of our NEOs to that of our closest competitors.

	Kennedy-Wilson Holdings, Inc.	Traditional Publicly-Traded Real Estate Company Business Model	Private Equity Real Estate Firms

Source and use strategic third-party capital to operate a fund and separate account business to invest in opportunistic and value-add investments

Operate on a global scale

Invest in a diverse array of property types

Engage in significant development and redevelopment activity

Local operating teams

  Legend:             Fully Engage             Partially Engage             Minimally Engage

30   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

Assets Under Management and Revenue + Other Income Reflect Our Actual Scope of Operations

Additionally, size-based comparisons generally utilized to establish peer groups are inappropriate for Kennedy Wilson:

Commonly Used Size Comparison	Limitations of Metric as it Applies to KW’s Business	What We Believe is a Better Size Comparison

Revenue (GAAP)

•  Given the complexity of our business and the fact that we have different sources of capital, our GAAP reported total revenue line item only captures a portion of our business (such as rental income from our consolidated properties)

•  Revenue and Other Income of $1.3 billion – We believe that including the other core revenue streams of KW would give a more like-for-like revenue amount for KW of $1.3 billion ($453.6 million in total revenue plus $389.0 million in total income from unconsolidated investments plus $412.7 million gain on sale of real estate)

•  All of the income that Kennedy Wilson earns from our separate accounts and commingled funds business is captured in one line item in our financials (Income from Unconsolidated Investments). This business is the high growth segment of our Company.

•  Another significant portion of our business that is not captured in our reported revenue number is the gain that we recognize from the sale of real estate, which makes up a significant portion of our recurring business.

• Comparing our reported GAAP revenues distorts the relative size of KW to other organizations, especially REITs.

Equity Market Capitalization

•  We invest cash from our own balance sheet, but also have a robust separate accounts business and fund management business that produces meaningful levels of base management and performance fees, in addition to providing us with the equity to invest across the globe.

• Assets Under Management (AUM) of $22 billion – Represents the full scope of our operations
• Our NEOs actively manage all our real estate across the globe and investments from all our capital sources, including equity contributed by institutional investors into our investment platforms.

In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that would reflect the Company’s complex business model and global scope when viewed in totality. Our peer group includes select asset managers who engage in meaningful real estate activity and more sophisticated REITs that either operate globally, use significant strategic capital, and/or actively develop properties.

Details of our use peer group data is on page 36.

Kennedy Wilson / Proxy Statement 2022 /   31

COMPENSATION DISCUSSION AND ANALYSIS

Program Alignment with Our Distinctive Business Model; Evolution of Our Compensation Program and Responsiveness to Stockholders

Our Compensation Committee, in consultation with its independent compensation consultant, has sought to create a compensation program that (i) provides long-term incentives that are strongly aligned with the long-term interests of our stockholders; (ii) provides our executive officers with short- and long-term incentives that directly support our strategic business plan and recognizes our unique public-company business model; (iii) reflect feedback from our ongoing stockholder engagement, (iv) emphasizes the importance of pay transparency; and (v) provides competitive compensation levels to retain and motivate a high caliber executive team capable of managing our sophisticated business model and global operations. An overview of the elements of our compensation program and the key factors considered by the Compensation Committee in the establishment of our 2021 NEO compensation program include:

Component	Description	Key Factors Considered

Base Salary	• Provides a fixed level of cash compensation to attract and retain talented executives based on duties, experience and internal pay equity	• Provide periodic adjustments to NEO salaries upon a change in responsibilities, exceptional performance and/or to align with comparative market data
Annual Cash Bonus

•  Formulaic calculation tied to the achievement of:

»  Adjusted Net Cash Flow/Earnings per Share (30%)

»  Growth in Annual NOI plus Recurring Investment Management Fees (35%)

»  Other Key Performance Factors, including ESG initiatives, share price performance, strengthening relationship with strategic partners, among other key strategic priorities (35%)

•  Despite the fact that only 30% of companies in our peer group use a formulaic structure, we believe a formula is consistent with best practice and provides our stockholders with useful transparency

•  We select metrics that reflect the cash generated for our stockholders from all our income sources and use rigorous goals that require meaningful growth

•  We understand that performance is more than just financial and, accordingly, also hold management accountable for putting in place the building blocks for long-term success

Long-Term Equity Awards

•  Provide the majority of compensation paid to each NEO in a balanced mix of restricted stock awards:

»  3-Year Relative TSR Restricted Stock Unit Award (40%)

»  Return on Equity (ROE) Restricted Stock Unit Award (40%)

»  Retentive Restricted Stock Unit Award (20%)

»  Any shares issued in respect of earned awards are required to be held for three years following the vesting date

•  Our peer group provides an average of approximately 65% of equity awards in performance-based vehicles. Our Compensation Committee proactively strengthened our formulaic pay-for-performance structure to best-in-class allocation of 80% performance in 2021 (vs. 66.67% in 2020) while not increasing overall Long-Term Incentive (LTI) target values

•  Despite the fact that 40% of companies in our peer group use carried interest or special incentive programs based solely on the results of the investments with their strategic capital partners (which typically provides uncapped and significant pay opportunities), the Compensation Committee determined that providing restricted stock unit (“RSU”) awards tied to overall Company performance best served our stockholders’ interest

•  We select rigorous metrics that challenge our NEOs to create significant value equal to 12.5% ROE per year and generate TSR that is 1,200bps higher than a global real estate index

Details of each of the compensation components is on page 42.

32   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

In addition, the feedback on our executive compensation program was positive in 2021 as evidenced by the significant support from our stockholders of our 2021 say-on-pay vote (80%). Our Compensation Committee has always been committed to evaluating and making changes to our compensation and corporate governance practices based on its continual review of best market practices and the compensation programs utilized by our peers. Based on discussions with stockholders, along with our ongoing evaluation of “best-practices”, we have made a number of compensation and governance enhancements in recent years, including:

2021 - 2022	• Increased the percentage of performance-based awards from 66.67% to 80% of our total equity awards
• Provided enhanced disclosures with respect to each element of our compensation program
• Incorporated ESG as a factor for determining annual cash bonus payouts

•  Maintained target compensation for our NEOs despite achieving record financial results, significantly growing our investment portfolio, and introducing new strategies such as our global debt platform and our European logistics platform while managing the inherent complexities of running a global business across multiple jurisdictions

2020 - 2021	• Broadened our clawback policy to all NEOs (cash and equity compensation)
• Increased minimum stock ownership guidelines for non-employee directors to 4x the annual cash retainer
• Expanded our insider trading policy to explicitly prohibit all pledging of Company securities

•  Created the Capital Markets Committee of the Board of Directors to assist the Board of Directors in monitoring and overseeing the policies and activities of the Company relating to the Company’s capital market activities, foreign currency exchange exposure and debt program.

2019 & Prior	• Eliminated the cash bonus pool based on Adjusted EBITDA and adopted a cash bonus program tied to multiple operating and financial metrics
• Rebalanced the pay mix to be significantly weighted towards long-term incentive compensation
• Modified performance-based equity awards to be based on more rigorous and challenging hurdles, including a new relative TSR metric
• Added a mandatory three-year post-vesting holding period on NEO restricted stock awards
• Changed to an annual say-on-pay vote proposal beginning in 2017
• Eliminated dividends on unearned restricted stock awards and “retesting” or “catch-up” features from all restricted stock awards
• Adopted robust minimum stock ownership guidelines including 10 times base salary for the CEO
• Appointed three additional independent directors and lead independent director

•  Amended the Company’s Second Amended and Restated 2009 Equity Participation Plan to include numerous stockholder-friendly provisions, including, the prohibition of the discretionary accelerated vesting of awards and a minimum one-year vesting requirement on all equity grants

Kennedy Wilson / Proxy Statement 2022 /   33

COMPENSATION DISCUSSION AND ANALYSIS

Risk Mitigation

Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk-taking. We believe that our annual cash bonus program and our equity-based compensation program contain appropriate risk mitigation factors, as summarized below:

RISK MITIGATION FACTORS

34   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives and Review Process

Our Company’s compensation program objectives are as follows:

Pay Competitively	Pay-for-Performance	Alignment with Stockholders

Pay our executive officers a competitive level of compensation that best reflects individual performance, overall role and responsibility, and our performance and the performance of our business units	Provide our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of rigorous Company performance objectives

Provide long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders and encourages retention by paying a significant portion of compensation to our executive officers in equity

Review Process

To implement an executive compensation program that achieves the above objectives, the Compensation Committee received input from a number of sources and reference points to guide its decision making. These various perspectives allow the Compensation Committee to have visibility into our peer companies’ practices, investor viewpoints, changes in external market practices and each executive’s individual performance, as part of its review of our executive compensation program. The chart below further describes the Compensation Committee’s decision-making process and the primary sources contributing to such process.

Role of the Compensation Committee

Our Compensation Committee determines the compensation for all of the NEOs employing the following process:

•

It receives input as necessary and appropriate from Company management, including the Chief Executive Officer, other than with respect to his own compensation, and the Compensation Committee’s independent compensation consultant, as discussed below.

•

Our Chief Executive Officer makes recommendations to the Compensation Committee on the compensation of executive officers who report to him based on his assessment of the achievement of the Company’s strategic plans, the executive’s individual performance and a variety of other factors (such as compensation history, tenure, responsibilities, market data and retention concerns).

Kennedy Wilson / Proxy Statement 2022 /   35

COMPENSATION DISCUSSION AND ANALYSIS

•

The Compensation Committee considers these recommendations, the input of its independent compensation consultant, as well as its own research to make all final decisions affecting NEO compensation, executive compensation philosophy, policies and plan design.

Role of the Independent Compensation Consultant

The Compensation Committee has retained an independent compensation consultant to advise it in connection with its responsibilities. During 2021, the Compensation Committee retained Ferguson Partners Consulting L.P. (“FPC”) to provide peer group compensation data and market practices and advice with respect to the compensation, annual bonus program and RSU awards applicable to executive officers and employment agreements. The Compensation Committee has determined that FPC is independent and that there was no conflict of interest between the Company and FPC. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards.

Use of Peer Group Data

We are a unique company with a dynamic business model that makes it difficult to select comparable companies. However, our Compensation Committee continues to cultivate a peer group that, as a whole, best represents a good comparison to our Company. The Compensation Committee evaluates our peer group on an annual basis and uses our peer group as a reference point in assessing the competitiveness of our compensation package for our NEOs. Each year, the Compensation Committee reviews the Company’s peer group to ensure the appropriateness of each current and potential peer company, as well as the peer group as a whole, using the following evaluation framework:

The Compensation Committee, with the assistance of FPC, reviewed the Company’s peer group in 2021 and determined that no changes were necessary. In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that when viewed in totality would reflect the Company’s complex business model and global scale.

The companies that make up the Company’s peer group were selected using the following criteria:

•	companies with appropriate size comparison in terms of assets under management

•	asset managers with real estate portfolios and real estate companies with strategic capital platforms that invest in real estate through funds

•	real estate companies with similarly skilled executive management teams and a multi-faceted business model

•	real estate companies that participate in real estate development

•	companies that operate in multiple domestic and international markets and invest in multiple asset types

•	at least one European real estate company, as the Company has significant operations and investments in Europe

36   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee reviewed real estate operating companies, complex REITs and publicly-traded private equity and asset management firms using the criteria listed above. The majority of selected peer companies share some, but not all, aspects of our business model, further demonstrating our uniqueness. While no one company is entirely comparable to Kennedy Wilson, we believe that, on a blended basis, our current peer group generally provides an accurate representation of the Company’s operations.

Our 2021 peer group included the following ten companies that met at least three of the selection criteria:

Company	Size(1)	Real Estate	Developer	Global	Strategic Capital(2)

Kennedy-Wilson Holdings, Inc.

Apollo Global Management, LLC

Ares Management Corporation

Essex Property Trust, Inc.

Kilroy Realty Corporation

Land Securities Group plc

Prologis, Inc.

Sculptor Capital Management, Inc.

SL Green Realty Corp.

UDR, Inc.

Vornado Realty Trust

(1)	Size is based on assets under management, when available, or total enterprise value as of December 31, 2021
(2)	Strategic capital is based on if the company has a significant fund management and separate account business in which it invests in real estate assets

During 2021, the Compensation Committee utilized peer group compensation data in order to evaluate the reasonableness of the Company’s pay levels and structure as compared to the market. It is the Compensation Committee’s view that the Company is not readily comparable to other companies of a similar size in the real estate industry (due, in part, to the Company’s diverse line of businesses, revenue streams and investment type). Therefore, in determining the overall amounts of compensation to be awarded to the NEOs and the relative portion of compensation to be divided among base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Rather, the Compensation Committee uses the market data in conjunction with its experience and resources to also evaluate the Company’s complexity of business, performance, succession planning factors and profitability to establish appropriately competitive compensation levels.

Kennedy Wilson / Proxy Statement 2022 /   37

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2021 Compensation

2021 Performance Accomplishments

We achieved record financial results in 2021 as we continued to successfully execute on our growth initiatives, which are designed to drive long-term shareholder value and include growing our estimated annual NOI and expanding our investment management platform. Kennedy Wilson achieved several key accomplishments in 2021, including:

Record Financial Highlights:

•	Record GAAP EPS of $2.24 ($0.66 in 2020 and $1.58 in 2019)

•	Record Adjusted EBITDA of $928 million ($608 million in 2020 and $728 million in 2019)

•	Record Adjusted Net Income of $509 million ($307 million in 2020 and $443 million in 2019)

•	23% growth in Assets Under Management to $22 billion

•	28% growth in fee-bearing capital to $5.0 billion in 2021

•	Total shareholder return of 39.2% in 2021 (strongest annual return since 2013)

Return of Capital:

•	Increased dividend by 9% to $0.24 for the fourth quarter ended December 31, 2021 (from $0.22)

•	Repurchased 2.8 million shares in 2021 at an average price of $22.20

•	Returned $207 million to stockholders in the form of dividends and share repurchases, equating to approximately $1.50 per share

Investment Management Expansion:

•	European industrial platform doubled AUM in 2021 to $938 million with 27 acquisitions totaling $538 million

»	Initial two-year program completed in one year and an expansion by an additional $1.5 billion in the first quarter of 2022

•	Debt platform increased by 119% and surpassed $2 billion in real-estate secured loans one year after launching the platform

»	Originated approximately $1.7 billion in loans

»	Total commitments of $3 billion

•	Earned $35 million in base management fees and $118 million in realized and accrued performance fees in 2021

Strong Real Estate Portfolio Performance:

•	Completed a record $5.9 billion in investment transactions:

»	Completed $4.1 billion in new investments that added $64 million in estimated annual NOI

»	Completed $1.8 billion in dispositions and loan repayments that generated $438 million in gains and performance fees.

•	10% increase in Estimated Annual NOI to $434 million, at the Company’s share

•	Development and lease-up programs include:

»	Stabilized Capital Dock, Clancy Phase 3, Clara, 38 North Phase 1, 400 Cal, The View by Vintage, and the Heights by Vintage for an estimated $16 million in annual NOI

»	Completed construction on Hanover Quay, 136 El Camino, the Sanctuary, and the Farm

»	Added two major master-planned communities to development portfolio

38   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

•

Improved property operating results include the fastest quarterly growth of the same-store NOI in five years (fourth quarter of 2021), improved Irish Multifamily occupancy to 96% and completed 1.9 million square feet of leasing in the global portfolio

•

Strong rent collections, including collection of 98% of multifamily and office rents and U.S. multifamily collected $8 million in rents ($5.2 million at KW’s share) in governmental rent relief after submitting over 1,600 applications on behalf of KW tenants

Strong Balance Sheet with Improved Debt Profile:

•	Year-end cash position of $525 million and $425 million available to draw on our corporate credit facility

•	Refinanced unsecured corporate bonds due in 2024 with $1.8 billion of unsecured bonds with an average maturity of 9 years

•	Completed $500 million payoff of KWE 2022 bonds and further simplified unsecured debt structure

•	Approximately 88% of the Company’s debt is either fixed or hedged using interest rate derivatives

ESG and Other Achievements:

•

Management continues to execute on a number of corporate responsibility and ESG strategic priorities, resulting in KW being named one of America’s Most Responsible Companies by Newsweek in 2021, and hired first global head of ESG to focus on driving initiatives

•	Expanded utility monitoring program across Kennedy Wilson’s directly managed assets, using data to drive our measure, manage and monitor approach to limit our environmental impact.

•

Provided $2.4 million in charitable gifts and grants to non-profit organizations, with a focus on supporting U.S. armed forces and veterans, and improving the lives of children through educational opportunities and quality healthcare.

•

Launched Kennedy Wilson Women initiative that provides role models, mentorship and leadership for women in the real estate industry and offers opportunities for men to participate and understand how they can be involved in promoting female leaders.

•

In addition, KW successfully executed its COVID-19 pandemic response plan including maintaining a hybrid model for employees, allowing additional flexibility and prioritizing health and safety of employees and families

Kennedy Wilson / Proxy Statement 2022 /   39

COMPENSATION DISCUSSION AND ANALYSIS

In addition to strong financial and operational performance, we have delivered consistent value to our stockholders since our IPO in 2009, including delivering total stockholder returns that outperformed both our peer group and the MSCI World Real Estate Index (“World Index”). We also delivered strong three-year and one-year returns, with our 2021 total stockholder return outperforming the World Index:

Cumulative Total Return Over 10 Years

Total Stockholder Returns				KW: Kennedy Wilson Holdings, Inc. World: MSCI World Real Estate Index Peers: Executive Compensation Peer Group Median*
Since-IPO as of 12/31/2021	10-Year as of 12/31/2021	3 - Year as of 12/31/2021	1 - Year as of 12/31/2021
KW 236%	KW 209%	Peers 62%	Peers 46%
World 216%	World 172%	World 54%	KW 39%
Peers 144%	Peers 132%	KW 51%	World 30%

Source: S&P Capital IQ Pro

*See “Use of Peer Group Data” above for additional details on our peer group.

The foregoing section is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

40   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

2021 Compensation Snapshot

In 2021, the Compensation Committee continued to be actively engaged in the thoughtful oversight and development of our 2021 executive compensation program to ensure that it (i) is aligned with our unique and global business model and market based on an evaluation of our peer group as a whole since we are not directly comparable to most other publicly traded real estate companies and (ii) keeps our NEOs focused on long-term initiatives and overall business strategy. An overview of the key focus areas considered by the Compensation Committee in the establishment of our 2021 NEO compensation program include:

No Increases to NEO Target Compensation Levels

•	2021 target compensation amounts for our NEOs remained flat as compared to 2020 amounts despite our record financial performance and strong value created for our stockholders

Committed to Strong Pay-for-Performance Alignment

•

For the 2021 annual equity awards we increased the allocation of performance-based equity awards contingent upon ROE and relative TSR performance to 80% (from 66.67%) and the allocation of retentive equity awards was reduced to 20% (from 33.33%) while not increasing overall LTI target values.

•	84% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

A significant majority of our NEOs’ compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all our stock grants require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders. Our compensation committee also proactively strengthened our formulaic pay-for-performance structure to best-in-class allocation of 80% performance in 2021 (versus 66.67%) while not increasing overall LTI target values.

•	We generated strong three-year total shareholder returns in each of the years ended 2019 through 2021 including 51% in 2021.

•	Notwithstanding our strong total shareholder returns and our record performance achievements over the past three years, our average NEO compensation has remained relatively flat as shown below:

	Year	Total Compensation
Mr. McMorrow Chairman and CEO	2021 2020 2019	$16,197,278 $15,886,902 $15,858,413
Ms. Ricks President	2021 2020 2019	$12,135,641 $11,837,946 $12,451,000
Mr. Windisch Executive Vice President	2021 2020 2019	$7,932,901 $7,774,842 $6,667,730
Mr. Enbody Chief Financial Officer	2021 2020 2019	$5,203,270 $5,023,110 $5,390,642
Mr. Mouton General Counsel	2021 2020 2019	$4,691,232 $4,529,203 $5,518,321
Please see “Compensation Discussion and Analysis-Compensation Tables” and “Compensation Discussion and Analysis-Elements of Compensation” for further details.

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COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonus and long-term incentives. Each element of compensation is determined after thoughtful consideration by the Compensation Committee and is designed so that the entire program supports our strategic business plan and motivates management to drive long-term value creation for our stockholders. We believe that the effectiveness and alignment of our compensation program is demonstrated by our strong TSR performance, as discussed above, and strong financial results.

Base Salary

Base salary is set to attract and retain executive talent. Base salaries for all NEOs are set by the Compensation Committee after it takes into consideration competitive market conditions with respect to comparable companies and input, as appropriate, from the Chief Executive Officer (other than with respect to his own base salary). Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results.

The base salaries of our NEOs were generally established by our Compensation Committee in 2018 in connection with the renewal of certain employment agreements and amendments to certain other employment agreements that we entered into with our NEOs at that time. In connection with the new and amended employment agreements, the Compensation Committee considered competitive levels of base pay and a desire to set levels of base pay that are internally equitable and may be adjusted periodically to align with changes in each individual’s role, responsibilities and performance. Our CEO’s base salary has remained unchanged since 2015.

In early 2021, the Compensation Committee reviewed base salaries for each NEO and considered many factors including: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer is engaged in investor relations activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee is subjective.

Based on this review, 2021 base salaries for the NEOs were not increased from 2020 levels. The base salaries for each of the NEOs in 2021 were as set forth below.

Named Executive Officer	2021 Base Salary ($)

William J. McMorrow	1,500,000

Mary Ricks	1,250,000

Matt Windisch	800,000

Justin Enbody	700,000

Kent Mouton	800,000

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Bonus

Our Compensation Committee believes that annual bonuses should play a significant role in motivating executives to accomplish near-term priorities that ultimately provide increases in stockholder value and that NEOs should be eligible for bonuses that are a significant percentage of base pay (defined as a multiple of base pay). The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs.

2021 Annual Bonus Opportunities

In establishing our 2021 cash bonus program the Compensation Committee took into account the Company’s business strategy for the upcoming year and aimed to set rigorous goals in support of our near-term growth objectives.

2021 bonus opportunities were set at a level that would provide NEOs with appropriate total cash compensation dependent upon both the Company’s and the individual NEO’s performance. The individual NEO’s performance was evaluated in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion. 2021 bonus opportunities for each NEO remained unchanged from 2020 levels.

Each NEO’s incentive cash bonus opportunity for 2021 is based upon a threshold, target and maximum amount (each denominated as a percentage of base salary) as shown in the following table. Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on the achievement of corporate performance metrics and the Compensation Committee’s assessment of each executive’s individual performance.

Named Executive Officer	Threshold	Target	Maximum

William J. McMorrow	100%	200%	300%

Mary Ricks	100%	200%	300%

Matt Windisch	100%	200%	300%

Justin Enbody	82.5%	165%	250%

Kent Mouton	57.5%	115%	175%

2021 Performance Assessment

The Compensation Committee’s goal setting process is multi-faceted. Each year, goals are established based on a thorough review of historical data, year-over-year growth projections, industry expectations and internal budgeting. Target levels are intended to be both challenging and achievable while maximum levels are intended to represent stretch goals, which, if achieved, will result in significant value created for our stockholders. The following highlights the Compensation Committee’s goal setting rigor:

•	Adjusted Net Cash Flow/Earnings per Share goals were established based on average historical net gains over the past five years and 5% growth over 2020 adjusted cash flow per share maximum

•	Annual NOI and Recurring Investment Management goals were established based on internal targets consistent with the Company’s business plan and requires 7.5% growth at the maximum

The following table illustrates the metrics and weightings for the 2021 cash bonus program for all of our NEOs:

Performance Metric (Weighting)	Rational for Inclusion	Threshold	Target	Maximum	Actual

Adjusted Net Cash Flow/Earnings per Share (30%)	Encourages cash flow profitability, which includes, among others, recurring income, gains on sale and G&A costs	$1.94	$2.20	$2.47	$4.88
Growth in Annual NOI and Recurring Investment Management Fees (35%)	Motivates management to grow recurring NOI and fees consistent with Company’s business plan	2.5%	5.0%	7.5%	14.0%

Other Key Corporate Performance Factors (35%)

Motivates management to execute on strategic objectives including: (i) ESG Initiatives, (ii) share price performance, (iii) strategic partnerships, (iv) operational growth, (v) individual performance and (vi) other relevant factors

			See 2021 Performance Assessment Below		Achieved All Factors

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COMPENSATION DISCUSSION AND ANALYSIS

Given the Company’s record financial and operational results in 2021, actual results under the 2021 cash bonus program far exceeded the maximum hurdle for the Adjusted Net Cash Flow/Earnings per Share and Growth in Annual NOI and Recurring Investment Management Fees performance, as shown in the table above. The remaining 35% of the cash bonus program is based on the achievement of other key corporate performance factors and individual performance factors, which were identified at the beginning of the year would be assessed on a qualitative basis. With respect to the corporate performance component of the bonus, the Compensation Committee considered the Company’s overall 2021 accomplishments and the following key factors (please see “2021 Performance Accomplishments” above for a full summary of our key achievements in 2021):

Strong Stockholder Returns

•	Achieved 39% TSR in 2021, our highest over the last five years

•	Increased quarterly dividend by 9% to $0.24 in 2021

Continued to Strengthen Relationships with our Strategic Partners

•	Launched a new $1.5 billion U.S. multifamily joint venture platform with an institutional partner that was seeded with an $800 million portfolio previously wholly-owned by KW

•	Launched a new $700 million debt investment platform, expanding global debt platform commitments to $3 billion

•	Expanded industrial platform to $1.2 billion AUM from $339 million at year end 2020

Successful Execution of ESG Initiatives

•	The Company was named one of America’s Most Responsible Companies by Newsweek in 2021

•	Committed to further expansion and deeper integration of our ESG program with the hiring of our first global head of ESG and establishment of our global ESG Committee, chaired by our President

•	Expanded utility monitoring program across Kennedy Wilson’s directly managed assets, using data to drive our measure, manage and monitor approach to limit our environmental impact.

•

Provided $2.4 million in charitable gifts and grants to non-profit organizations, with a focus on supporting U.S. armed forces and veterans, and improving the lives of children through educational opportunities and quality healthcare.

•

Launched Kennedy Wilson Women initiative that provides role models, mentorship and leadership for women in the real estate industry and offers opportunities for men to participate and understand how they can be involved in promoting female leaders.

Please see “ESG at Kennedy Wilson: A Commitment to Responsible Investing and Operations” on page 25.

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COMPENSATION DISCUSSION AND ANALYSIS

Strong Operational Performance and Other Performance Factors

•	Record GAAP EPS, Adjusted EBITDA and Adjusted Net Income

•	23% growth in Assets Under Management to $22 billion

•	28% growth in fee-bearing capital to $5.0 billion in 2021

•	Prioritized the health and safety of our employees and families and successfully maintained hybrid model allowing for additional flexibility

With respect to the individual performance factors, the Compensation Committee considered each NEO’s individual performance and their contributions to the Company’s overall 2021 accomplishments, including the performance set forth under “2021 Business Highlights”. The Compensation Committee determined that Mr. McMorrow, whose individual performance is most directly tied to the Company’s performance, would receive a maximum payout under the “Other Key Corporate Performance Factors and Individual Performance” component. Based on feedback from the CEO, the Compensation Committee determined that each of the other NEOs would also receive the maximum given the significant contributions each person made to the Company’s 2021 record year and to each of their respective business units.

The 2021 annual cash bonuses paid to our NEOs based on the performance results discussed above are as follows:

Named Executive Officer	2021 Cash Bonus

William J. McMorrow	$4,500,000

Mary Ricks	$3,750,000

Matt Windisch	$2,400,000

Justin Enbody	$1,750,000

Kent Mouton	$1,400,000

Long-Term Incentives

Long-term incentives in the form of equity awards are a crucial part of our overall executive compensation program. We believe that this component of the compensation program strongly aligns our NEOs’ interests with the long-term interests of our stockholders and also encourages retention of our highly-skilled employees. In 2021, long-term incentives were granted to our NEOs in the form of RSU awards.

For the NEOs and other key employees, our long-term incentives program is designed to (i) provide for a range of vesting performance levels instead of all-or-nothing, (ii) ensure rigorous performance hurdles, (iii) provide further alignment with stockholder interests by using a relative TSR measure, and (iv) ensure the retention of management in all market cycles. The program balances each of these objectives by incorporating the following equity vehicles:

Relative TSR Performance Restricted Stock Unit Award	ROE Restricted Stock Unit Award	Retentive Restricted Stock Unit Award

At-risk equity incentive designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior relative TSR performance	At-risk equity incentive designed to enhance the pay-for-performance structure, while motivating and rewarding senior management for the achievement of rigorous ROE goals	Structured to retain executives while subjecting recipients to the same market fluctuations as stockholders, thereby motivating management to create long-term value through long-term vesting and holding requirements

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COMPENSATION DISCUSSION AND ANALYSIS

The key terms of each of these equity vehicles are as follows:

40.0% of Award	3-year Relative TSR Restricted Stock Unit Award

Cliff vesting three years after grant date if relative TSR performance hurdles are achieved vs. the MSCI World Real Estate Index and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Shares issued pursuant to earned awards are required to be held for three years following the vesting date.

RESULT HURDLES Maximum +1,200bps (100% vested) Target +0bps (66.7% vested) Threshold -1,200bps (33.3% vested)
40.0% of Award	ROE Performance Restricted Stock Unit Award

Three-year annual vesting after grant date, subject to the achievement of ROE hurdles and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Shares issued pursuant to earned awards are required to be held for three years following the vesting date.

RESULT HURDLES Maximum +12.5% (100% vested) Target +10.0% (66.7% vested) Threshold +7.5% (33.3% vested)
20.0% of Award	Retentive Restricted Stock Unit Award	Three-year annual pro-rata vesting after grant date, subject to the NEO’s continued employment. Vested awards are required to be held for three years following the vesting date.

Annual equity awards are determined and granted in the first quarter each year along with cash bonus payments and are intended to reward the previous year’s performance. In 2021, annual equity awards were granted on January 21, 2021. The Compensation Committee maintained target levels for the annual 2021 equity awards consistent with those applicable to its 2020 annual equity awards and granted our NEOs the following RSU awards:

Named Executive Officer	Total Equity Award (# of shares at Target)	Relative TSR Restricted Stock Unit Award (# of shares at Target)	ROE Performance Restricted Stock Unit Award (# of shares at Target)	Retentive Restricted Stock Unit Award (# of shares at Target)	Total Grant Date Fair Value(1)

William J. McMorrow	616,875	246,775	246,775	123,325	$8,928,614

Mary Ricks	468,938	187,594	187,594	93,750	$6,787,382

Matt Windisch	326,580	130,645	130,645	65,290	$4,726,901

Justin Enbody	189,808	75,931	75,931	37,946	$2,747,270

Kent Mouton	147,937	59,181	59,181	29,575	$2,141,232

(1)	Based on the grant date fair value as calculated by an independent third-party appraiser in accordance with FASB ASC Topic 718.

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COMPENSATION DISCUSSION AND ANALYSIS

Key Terms of the Relative TSR Restricted Stock Unit Awards

Under the terms of the 2021 RSU awards granted to our NEOs, the relative TSR RSUs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2023 if our TSR equals or exceeds the hurdles set forth below relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	3-Year Relative TSR Hurdle	Payout Percentage

Maximum	+1,200bps	100%

Target	+0bps	67%

Threshold	-1,200bps	33%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any portion of the award not earned at the end of the performance period will be forfeited to the extent that the threshold performance level is not achieved. Any shares issued pursuant to vested, earned awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

Key Terms of the ROE-Based Performance Restricted Stock Unit Award

Under the terms of the 2021 RSU awards granted to our NEOs, the ROE RSUs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2021, 2022 and 2023 if our ROE equals or exceeds the hurdles set forth below for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	ROE Annual Hurdle	Payout Percentage

Maximum	12.5%	100%

Target	10.0%	67%

Threshold	7.5%	33%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any portion of the award eligible to vest at the conclusion of any fiscal year that is not earned at the end of such year will be forfeited to the extent that the threshold performance level is not achieved. Any shares issued pursuant to vested, earned awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

As reflected in the payout percentages specified in the tables above for the TSR and ROE restricted shares, we intend for the TSR and ROE RSUs to vest at maximum level only if we significantly outperform our target goals.

Achievement of ROE Performance and Relative TSR Restricted Stock Unit Awards at Year-End 2021

Consistent with our record financial performance year, our ROE exceeded the rigorous 12.5% per year goal and accordingly the ROE Performance Restricted Stock Unit Awards were earned at the maximum. As a result of our rigorous relative TSR hurdles, only 78% of the Relative TSR Restricted Stock Unit Awards were earned, despite our 51% absolute return over this period.

Key Terms of the Retentive Restricted Unit Stock Awards

Under the terms of the 2021 RSU awards granted to our NEOs, the retentive RSUs vested one-third (1/3) on January 21th of 2022 and are scheduled to vest one-third on January 21th of each of 2023 and 2024, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). Any shares issued pursuant to vested awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

Other Material Terms of 2021 Restricted Stock Unit Awards

Termination of Service. If an NEO’s employment is terminated by the Company or its subsidiaries without “Cause” or by the NEO for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), then with respect to the retentive RSUs, the Compensation Committee may, in its sole discretion, provide that such RSUs shall become fully vested upon such Qualifying Termination; provided, however, that such accelerated vesting shall apply automatically to the retentive RSUs upon a termination by reason of the NEO’s death or disability. In addition, if an NEO’s employment terminates due to his or her death or disability, then any then-unvested relative TSR RSUs and ROE RSUs (including the ROE-based performance RSUs for the record-breaking achievements during the year ended December 31, 2019) will

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COMPENSATION DISCUSSION AND ANALYSIS

remain outstanding and eligible to vest on each subsequent vesting date (without regard to the requirement that such NEO continue in employment through such vesting date) based on the level of attainment of the applicable performance goal(s) following such NEO’s death or disability.

Change of Control. In the event of a Change of Control of the Company (as defined in the Second Amended and Restated 2009 Equity Participation Plan), all then-unvested RSUs will vest in full as of the date of the Change of Control, subject to the executive’s continued employment until immediately prior to the Change of Control.

No-Sale Period; Transferability. The RSUs generally will not be transferable unless and until such shares vest. In addition, a grantee may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested shares prior to the earlier to occur of (i) the third anniversary of the date on which such RSUs vest, or (ii) the occurrence of a Change of Control of the Company. The transfer restrictions described in the preceding sentence will not apply to any transfer of shares to the Company, any transfer of shares in satisfaction of applicable withholding obligations with respect to the RSUs, or any transfer following the termination of a grantee’s employment or engagement with the Company or its subsidiaries (including by will or pursuant to the laws of descent and distribution).

Distribution Equivalent Rights. Each RSU award is granted in tandem with distribution equivalent rights, which entitle the grantee to an amount equal to any dividends declared on the Company’s common stock with respect to such RSUs. Distribution equivalent rights on unvested RSUs will not be paid to the grantee on a current basis, but will instead accumulate and be paid to the grantee in a lump sum on the date (if any), and only to the extent, that the underlying RSUs vest.

Definitions. For purposes of the award agreements:

•

“Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the Second Amended and Restated 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board of Directors, the determination of which shall be final, conclusive and binding on all parties.

•

“Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially full-time at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation).

•

“ROE” means the ratio of (i) for any year, net income before depreciation and amortization, the Company’s share of depreciation and amortization included in income, unconsolidated investments, share-based compensation, merger related expenses, loss on early extinguishment of corporate debt and after net income attributable to noncontrolling interests before depreciation and amortization, to (ii) tangible book equity (calculated as stockholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable year.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full-time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

The Company’s employees, including the NEOs, participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $3,000 for any participant. In 2022, the Company approved an increase of the $3,000 cap to $6,000 for any participant.

In 2021, the Company maintained life insurance policies for each of Messrs. McMorrow and Mouton and Ms. Ricks. As described further below under the subheading “Termination and Change in Control Benefits,” the employment agreements between the Company and each of the NEOs provide that in the event an NEO is terminated due to his or her death, such NEO is entitled to receive a certain amount in cash. The employment agreements with each of the NEOs also provide that the Company may discharge its obligations to make such cash payments by paying such amount from proceeds of an insurance policy, the beneficiary of which will be the applicable NEO. Securing such life insurance policies for each of the NEOs, relieved the Company of its cash payment obligations to the NEOs upon their respective deaths, as described under the subheading “Termination and Change in Control Benefits.” The premiums paid by the Company for each of the NEOs’ life insurance policies in 2021 were as follows: Mr. McMorrow: $1.1 million; Ms. Ricks: $274,595; and Mr. Mouton: $350,000.

Pursuant to our Corporate Security and Aircraft Policy, the Board of Directors requires that the Company’s Chief Executive Officer and the Company’s President use private air travel for both business and personal use for purposes of security, rapid availability and efficiency and communications connectivity. Company-paid private air travel for personal use under such policy is capped at 125 flight hours per year per executive. The Company’s Chief Executive Officer and President recognize imputed taxable income for income tax purposes on their personal use of private aircraft using Standard Industry Fare Level rates pursuant to Internal Revenue Service Regulations and are not provided a tax reimbursement for any personal use of private aircraft.

Further details regarding certain benefits are contained in the Summary Compensation Table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

Employment Agreements

During 2021, the Company was a party to employment agreements with all of the NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheading below “Termination and Change in Control Benefits.”

Mr. McMorrow. The employment agreement between the Company and Mr. McMorrow expires on August 6, 2025 and provides for an annual base salary of $1,500,000. Under the agreement, Mr. McMorrow is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Enbody. The employment agreement between the Company and Mr. Enbody expires on December 29, 2023 and provides for an annual base salary of $700,000 (effective January 2019). Under the agreement, Mr. Enbody is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Ms. Ricks. The employment agreement between the Company and Ms. Ricks expires on August 6, 2025 and provides for an annual base salary of $1,250,000. Under the agreement, Ms. Ricks is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Windisch. The employment agreement between the Company and Mr. Windisch expires on December 29, 2023 and provides for an annual base salary of $800,000 (effective January 2020). Under the agreement, Mr. Windisch is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Mouton. The employment agreement between the Company and Mr. Mouton expires on December 29, 2023 and provides for an annual base salary of $800,000. Under the agreement, Mr. Mouton is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Minimum Ownership Guidelines

The Company’s Board of Directors expects executive officers and non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, since 2018, executive officers have been required to hold all restricted stock awards and all shares paid in respect of vested RSUs for a three-year period post-vesting. In addition, the Board of Directors has established equity ownership guidelines for our executive officers and non-employee directors. The executives and directors are required to hold equity with a value equivalent to a multiple of their salary/annual cash retainer as listed in the table below:

Title	Multiple	Ownership Requirement Met (as of 12/31/2021)

Chairman and Chief Executive Officer	10x Base Salary	Yes

President	4x Base Salary	Yes

Chief Financial Officer	3x Base Salary	Yes

General Counsel	3x Base Salary	Yes

Executive Vice President (NEO)	3x Base Salary	Yes

Other Executive Officers	1.5x Base Salary	Yes

Non-employee Director	4x Annual Cash Retainer	Yes

The executive officers and non-employee directors have a grace period for compliance with the minimum ownership guidelines which ends on the later of December 31, 2021 or December 31 of the year in which the fifth anniversary of the executive officer or non-employee director’s appointment or first election to the Board of Directors occurs. At the end of the grace period and on each December 31 thereafter, if the executive officer or non-employee director does not hold shares with the requisite minimum equity ownership value, the person will be required to hold all vested equity grants on an after-tax basis until the required ownership level has been satisfied.

As of December 31, 2021, each of the executive officers and non-employee directors were in compliance with the minimum ownership guidelines set forth above.

50   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

Anti-Hedging and Anti-Pledging Policies

The Company maintains anti-hedging and anti-pledging policies that prohibit our officers, directors and employees from consummating the following transactions, (i) trading in puts, calls, options or other derivative security in the Company and (ii) pledging the Company’s securities as collateral for margin loans or other similar transactions.

The anti-hedging policy prohibits our officers, directors and employees from hedging against the value of the Company while continuing to own the covered securities without the full risks and rewards of ownership. Such behavior may cause the owner to no longer have the same objectives as the Company and its other stockholders. The anti-pledging policy was implemented because pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to stockholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. As of December 31, 2021, there were no existing pledges of the Company’s stock by its executives. Mr. Minella’s existing pledging arrangements at the time of adoption of this policy were grandfathered in, with the understanding that no future pledges of Company securities will be permitted.

Compensation Recovery Policy

The Company also maintains a broad compensation recovery policy that applies to all of our NEOs. The policy provides that in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements under the United States securities laws as a result of a “recoverable event,” which generally includes fraud or willful misconduct, the Compensation Committee has the discretion to seek to recover from any NEO any cash compensation or equity-based awards granted, earned, vested and/or received by such NEO, during the 12 months immediately preceding the date on which the Company is required to prepare an accounting restatement if and to the extent the amount of such incentive compensation was awarded on or after April 23, 2020 and calculated based on the achievement of certain financial results that were subsequently revised due to the recoverable event.

Kennedy Wilson / Proxy Statement 2022 /   51

COMPENSATION DISCUSSION AND ANALYSIS

Tax, Accounting and Other Considerations

Section 162(m) of the Tax Code; Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Tax Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees.” Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), compensation that qualified as “performance-based” under Section 162(m) was exempt from this deduction limitation. The Tax Act eliminated this exception for performance-based compensation for tax years beginning after December 31, 2017.

The Tax Act includes a limited grandfather provision, pursuant to which remuneration that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, may remain eligible for the exception for performance-based compensation under Section 162(m) (as in effect prior to the Tax Act).

The Compensation Committee has historically taken into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible and, to the extent available, intends to continue to treat qualified “performance-based” compensation that is grandfathered under the Tax Act as deductible compensation. However, the Compensation Committee retains the discretion and flexibility to award compensation that is not deductible under Section 162(m).

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

2021 Say-on-Pay Vote

At our 2021 annual meeting, approximately 80% of votes cast were voted in favor of our say-on-pay vote, which affirms our stockholders’ support of our approach to executive compensation. During 2021, the Compensation Committee remained committed to maintaining a pay-for-performance compensation structure that promoted our stockholders’ best interests while continuing to make enhancements to further align our compensation program with best practices. Our say-on-pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders.

52   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by:	Norman Creighton, Chairperson
Cathy Hendrickson David Minella Stanley Zax Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was established on November 13, 2009 and currently consists of Norman Creighton (Chairperson), Cathy Hendrickson, David Minella and Stanley Zax. Mr. Creighton was appointed chairperson in April 2021 and continued to serve as chairperson through the remainder of the year ended December 31, 2021. Prior to April 2021, Mr. Minella served as chairperson of the Compensation Committee. No member of the Compensation Committee is (or was during 2021) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2021 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that long-term incentives to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the formulaic annual bonus plan includes individual caps and performance metrics that are largely based on the operating performance of the Company. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Kennedy Wilson / Proxy Statement 2022 /   53

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Tables

2021 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stocks Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

William J. McMorrow Chairman and Chief Executive Officer	2021	1,500,000	—	8,928,614	4,500,000	1,268,664	(2)	16,197,278
	2020	1,500,000	—	9,508,981	3,600,000	1,277,921		15,886,902
	2019	1,500,000	—	8,388,784	4,500,000	1,469,629		15,858,413

Justin Enbody Chief Financial Officer	2021	700,000	—	2,747,270	1,750,000	6,000	(3)	5,203,270
	2020	700,000	—	2,920,110	1,400,000	3,000		5,203,110
	2019	694,446	—	2,839,196	1,750,000	107,000		5,390,642

Mary Ricks President	2021	1,250,000	—	6,787,382	3,750,000	348,259	(4)	12,135,641
	2020	1,250,000	—	7,215,387	3,000,000	372,559		11,837,946
	2019	1,250,000	—	6,969,049	3,750,000	481,951		12,451,000

Kent Mouton General Counsel and Director	2021	800,000	—	2,141,232	1,400,000	350,000	(5)	4,691,232
	2020	800,000	—	2,259,203	1,120,000	350,000		4,529,203
	2019	800,000	—	2,968,321	1,400,000	350,000		5,518,321

Matt Windisch Executive Vice President	2021	800,000	—	4,726,901	2,400,000	6,000	(6)	7,932,901
	2020	797,917	—	5,053,925	1,920,000	3,000		7,774,842
	2019	741,667	—	3,549,063	2,250,000	127,000		6,667,730

(1)

The values in this column reflect the aggregate grant date fair value of the RSU awards granted in 2021 computed in accordance with ASC Topic 718. The ROE RSU award values are based on the probable outcome at the time of grant which was at the target payout level. The maximum values for the annual and extraordinary performance ROE RSUs assuming the highest level of performance is achieved are $6,541,193, $2,012,674, $4,972,500, $1,568,693 and $3,462,982 for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively. The fair value of the TSR RSUs is estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations is included in Note 13 to the Company’s financial statements for the fiscal year ended December 31, 2021 contained in the Company’s Annual Report on Form 10-K. The maximum values for the TSR RSUs assuming the highest level of performance is achieved are $6,541,193, $2,012,674, $4,972,500, $1,568,693 and $3,462,982 for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively.

(2)

Includes $6,000 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan; life-insurance premium payments of $1,092,279; and personal air travel expenses in the amount of $170,385, which represents the aggregate incremental cost to the Company for Mr. McMorrow’s personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Mr. McMorrow is required to use private aircraft for all business and personal travel. On occasion, Mr. McMorrow’s guests accompanied him when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company. Please see “Other Executive Benefits” above for additional details.

(3)	Includes $6,000 in Company contributions to Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan.
(4)

Includes $6,000 in Company contributions to Ms. Ricks’ account in the Company’s tax qualified 401(k) savings plan; life-insurance premium payments of $274,595; and personal air travel expenses in the amount of $67,664, which represents the aggregate incremental cost to the Company for Ms. Ricks’ personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Ms. Ricks is required to use private aircraft for all business and personal travel. On occasion, Ms. Ricks’ guests accompanied her when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company. Please see “Other Executive Benefits” above for additional details.

(5)	Includes life-insurance premium payments of $350,000.
(6)	Includes $6,000 in Company contributions to Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan.

54   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan based awards granted to our NEOs for 2021.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)

William J. McMorrow	1/21/2021	—	—	—	123,202	246,775	369,977 (2)	—	3,366,011
	1/21/2021	—	—	—	123,202	246,775	369,977 (3)		3,709,028
	1/21/2021	1,500,000	3,000,000	4,500,000				123,325	1,853,575

Justin Enbody	1/21/2021	—	—	—	37,908	75,931	113,839 (2)	—	1,035,699
	1/21/2021	—	—	—	37,908	75,931	113,839 (3)		1,141,243
	1/21/2021	577,500	1,155,000	1,750,000				37,946	570,328
Mary Ricks	1/21/2021	—	—	—	93,656	187,594	281,250 (2)	—	2,558,782
	1/21/2021	—	—	—	93,656	187,594	281,250 (3)		2,819,538
	1/21/2021	1,250,000	2,500,000	3,750,000				93,750	1,409,063

Kent Mouton	1/21/2021	—	—	—	29,546	59,181	88,727 (2)	—	807,229
	1/21/2021	—	—	—	29,546	59,181	88,727 (3)		889,490
	1/21/2021	460,000	920,000	1,400,000				29,575	444,512

Matt Windisch	1/21/2021	—	—	—	65,225	130,645	195,870 (2)	—	1,781,998
	1/21/2021	—	—	—	65,225	130,645	195,870 (3)		1,963,594
	1/21/2021							65,290	981,309
		800,000	1,600,000	2,400,000

(1)

Amounts in columns (c), (d) and (e) reflect the threshold, target and maximum amounts payable under the Company’s annual bonus plan for 2021, respectively. Actual amounts paid to each NEO for 2021 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s 2021 bonus plan, see “Compensation Discussion and Analysis-Elements of Compensation-Annual Bonus”.

(2)

The amounts in columns (f), (g) and (h) reflect the RSUs that may vest in the event that the specified relative TSR performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(3)

The amounts in columns (f), (g) and (h) reflect the RSUs that may vest in the event that the specified ROE performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(4)	Represents time-based RSU awards granted to the NEO during 2021.
(5)

The values in this column reflect the aggregate grant date fair value of the RSU awards computed in accordance with ASC Topic 718. The ROE RSUs award values are based on the probable outcome at the time of grant which was at the target payout level. The fair value of the TSR RSUs are estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations are included in Note 13 to the Company’s financial statements for the fiscal year ended December 31, 2021 contained in the Company’s Annual Report on Form 10-K.

Kennedy Wilson / Proxy Statement 2022 /   55

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2021.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

William J. McMorrow	01/24/19	(3)	—	—	56,898	1,358,724
	01/24/19	(4)	—	—	170,694	4,076,173

	01/24/19	(5)	37,932	905,816	—	—

	01/24/19	(6)	28,286	675,470	—	—

	06/13/19	(6)	28,286	675,470	—	—

	01/16/20	(7)	—	—	95,912	2,290,379

	01/16/20	(8)	—	—	201,417	4,809,838

	01/16/20	(9)	—	—	143,869	3,435,592

	01/16/20	(10)	63,942	1,526,935	—	—

	01/21/21	(11)	123,325	2,945,001	—	—

	01/21/21	(12)	—	—	369,977	8,835,051

	01/21/21	(13)	—	—	369,977	8,835,051

Justin Enbody	01/24/19	(3)	—	—	19,258	459,881
	01/24/19	(4)	—	—	57,773	1,379,619

	01/24/19	(5)	12,838	306,579	—	—

	01/24/19	(6)	9,573	228,603	—	—

	06/13/19	(6)	9,573	228,603	—	—

	01/16/20	(7)	—	—	32,463	775,216

	01/16/20	(8)	—	—	53,121	1,268,529

	01/16/20	(9)	—	—	48,694	1,162,813

	01/16/20	(10)	21,642	516,811	—	—

	01/21/21	(11)	37,946	906,150	—	—

	01/21/21	(12)	—	—	113,839	2,718,475

	01/21/21	(13)	—	—	113,839	2,718,475

Mary Ricks	01/24/19	(3)	—	—	47,269	1,128,784

	01/24/19	(4)	—	—	141,807	3,386,351

	01/24/19	(5)	31,513	752,530	—	—

	01/24/19	(6)	23,499	561,144	—	—

	06/13/19	(6)	23,499	561,144	—	—

	01/16/20	(7)	—	—	79,681	1,902,782

	01/16/20	(8)	—	—	132,802	3,171,312

	01/16/20	(9)	—	—	119,522	2,854,185

	01/16/20	(10)	53,121	1,268,522	—	—

	01/21/21	(11)	93,750	2,238,750	—	—

	01/21/21	(12)	—	—	281,250	6,716,250

	01/21/21	(13)	—	—	281,250	6,716,250

Kent Mouton	01/24/19	(3)	—	—	20,133	480,776

	01/24/19	(4)	—	—	60,399	1,442,328

	01/24/19	(5)	13,422	320,517	—	—

	01/24/19	(6)	10,009	239,015	—	—

	06/13/19	(6)	10,009	239,015	—	—

56   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

	01/16/20	(7)	—	—	33,938	810,439

	01/16/20	(8)	—	—	15,494	369,997

	01/16/20	(9)	—	—	50,908	1,215,683

	01/16/20	(10)	22,625	540,293	—	—

	01/21/21	(11)	29,575	706,251	—	—

	01/21/21	(12)	—	—	88,727	2,118,801

	01/21/21	(13)	—	—	88,727	2,118,801

Matt Windisch	01/24/19	(3)	—	—	24,072	574,839

	01/24/19	(4)	—	—	72,216	1,724,518

	01/24/19	(5)	16,048	383,226	—	—

	01/24/19	(6)	11,968	285,784	—	—

	06/13/19	(6)	11,968	285,784	—	—

	01/16/20	(7)	—	—	40,578	969,003

	01/16/20	(8)	—	—	137,229	3,277,029

	01/16/20	(9)	—	—	60,868	1,453,528

	01/16/20	(10)	27,052	646,002	—	—

	01/21/21	(11)	65,290	1,559,125	—	—

	01/21/21	(12)	—	—	195,870	4,677,376

	01/21/21	(13)	—	—	195,870	4,677,376

(1)

Value is based on the closing price of our common stock of $23.88 on December 31, 2021, as reported on the NYSE. The figures shown here are based on vesting upon the achievement of the specified performance criteria at the “maximum” level.

(2)	Represents restricted stock or RSU awards granted to the NEOs which vest based on achievement of specified performance criteria (at the “maximum” level).
(3)

The 2019 ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2019, 2020 and 2021 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(4)

The 2019 relative TSR RSU awards granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2021 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(5)

The 2019 retentive RSU awards granted to our NEOs vested one-third (1/3) on each of January 24th of 2020, 2021 and 2022, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(6)

The extraordinary performance RSU awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 24th of 2020, 2021 and 2022, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(7)

The 2020 ROE restricted share awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2020, 2021 and 2022 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(8)

The 2020 extraordinary performance ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2020, 2021 and 2022 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(9)

The 2020 relative TSR restricted share awards granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2022 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(10)

The 2020 retentive restricted share awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 16th of 2021, 2022 and 2023, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(11)

The 2021 retentive RSU awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 24th of 2022, 2023 and 2024, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(12)

The 2021 ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2021, 2022 and 2023 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(13)

The 2021 relative TSR RSU awards granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2024 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

Kennedy Wilson / Proxy Statement 2022 /   57

COMPENSATION DISCUSSION AND ANALYSIS

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the restricted stock awards and RSUs held by our NEOs that vested during the fiscal year ended December 31, 2021, and the value realized by the NEOs on vesting.

                    Option Awards                                                             Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

William J. McMorrow	—	—	744,265	13,780,841

Justin Enbody	—	—	249,594	4,627,032

Mary Ricks	—	—	553,420	10,298,382

Kent Mouton	—	—	222,754	4,158,464

Matt Windisch	—	—	328,180	6,064,851

(1)	Represents the gross amount of shares or RSUs, as applicable, that vested during the year ended December 31, 2021 and does not take into account any withholding of shares to settle tax obligations.
(2)	Value realized on vesting of restricted stock and RSU awards is based on the closing price of our common stock on the vesting date.

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes and quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control of the Company as of December 31, 2021. For this purpose, the closing stock price of $23.88 on the last trading day in 2021, as reported on the NYSE, has been used.

Mr. McMorrow

Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined below) or by Mr. McMorrow for “Good Reason” (as defined below): (i) Mr. McMorrow will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Mr. McMorrow will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest.

Mr. McMorrow’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. McMorrow will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. McMorrow for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. McMorrow. The Company discharged its obligation to pay cash severance to Mr. McMorrow upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. McMorrow. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. McMorrow, “Severance Amount” means an amount equal to (A) three times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. McMorrow, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as

58   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

applicable) occurs, less (B) (x) an amount equal to Mr. McMorrow’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. McMorrow’s severance amount, the value of the equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $4.0 million.

For purposes of the employment agreements with each of the NEOs (as further described below):

🌑

“Cause” means the occurrence of any of the following events (and the executive’s failure to cure such event(s), to the extent curable, following the executive’s receipt of written notice from the Company): (i) the executive is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (ii) the executive has engaged in gross neglect or willful misconduct in carrying out his or her duties, which is reasonably expected to result in material economic or material reputational harm to the Company; or (iii) the executive materially breaches any material provision of the employment agreement which is reasonably expected to result in material economic or material reputational harm to the Company.

🌑

“Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California); (ii) the Company eliminates or materially reduces the executive’s responsibilities, authorities or duties; (iii) a Change in Control (as defined below) occurs; (iv) the Company materially reduces the executive’s base compensation or (v) the Company materially breaches the terms of the applicable employment agreement.

🌑

“Change in Control” shall be deemed to occur upon the first to occur of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger, consolidation or other business combination as a result of which the beneficial ownership of shares or securities representing more than 50% of the total fair market value or total voting power of the Company is acquired by any person; (iii) the sale or disposition of all or substantially all of the Company’s assets to any person; or (iv) within any 12-month period, the incumbent directors of the Company’s Board of Directors shall cease to constitute at least a majority of the Board of Directors of the Company, or of any successor to the Company; provided, however, that any director elected to the Board of Directors, or nominated for election by a majority of the Board of Directors then still in office, shall be deemed to be an incumbent director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors (including, but not limited to, any such assumption that results from subsections (i), (ii) or (iii) of this definition).

Mr. Enbody

Mr. Enbody’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Enbody for “Good Reason” (as defined above): (i) Mr. Enbody will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Enbody will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest.

Mr. Enbody’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Enbody will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Enbody for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Enbody.

Kennedy Wilson / Proxy Statement 2022 /   59

COMPENSATION DISCUSSION AND ANALYSIS

The Company discharged its obligation to pay cash severance to Mr. Enbody upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Enbody. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Enbody, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Enbody, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Enbody’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Enbody’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.5 million.

Ms. Ricks

Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated by the Company without “Cause” (as defined above) or by Ms. Ricks for “Good Reason” (as defined above): (i) Ms. Ricks will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Ms. Ricks will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.

Ms. Ricks’ employment agreement also provides that in the event that her employment with the Company is terminated by the Company due to her death or disability, (i) Ms. Ricks will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Ms. Ricks for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Ms. Ricks. The Company discharged its obligation to pay cash severance to Ms. Ricks upon a termination of her employment with the Company due to her death by purchasing and paying for the premiums of a life insurance policy for Ms. Ricks. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Ms. Ricks, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Ms. Ricks, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Ms. Ricks’ monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Ms. Ricks’ severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $3.0 million.

Mr. Windisch

Mr. Windisch’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Windisch for “Good Reason” (as defined above): (i) Mr. Windisch will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Windisch will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest.

60   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Windisch’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Windisch will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Windisch for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Windisch. The Company discharged its obligation to pay cash severance to Mr. Windisch upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Windisch. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Windisch, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Windisch, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Windisch’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Windisch’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $2.0 million.

Mr. Mouton

Mr. Mouton’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Mouton for “Good Reason” (as defined above): (i) Mr. Mouton will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Mouton will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest.

Mr. Mouton’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Mouton will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Mouton for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Mouton. The Company discharged its obligation to pay cash severance to Mr. Mouton upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Mouton. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Mouton, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Mouton, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Mouton’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Mouton’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.75 million.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth estimated payments with respect to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that the restricted stock granted to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks will vest in full and any applicable performance goals will be deemed satisfied on the date of such termination or change in control.

Name	Involuntary For Cause or Without Good Reason	Involuntary Without Cause or For Good Reason(1)	Death(2)	Disability	CIC Only (No Termination)	Involuntary Without Cause or For Good Reason In Connection With CIC(1)

William J. McMorrow

Cash Severance	$—	$40,706,429	$—	$9,000,000	$—	$40,706,429

Equity Award Acceleration(3)	—	40,369,498	40,369,498	40,369,498	40,369,498	40,369,498

Continued Benefits(4)	—	118,795	—	—	—	118,795

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	(2,321,164)

Total	$—	$81,194,722	$40,369,498	$49,369,498	$40,369,498	$78,873,558

Justin Enbody

Cash Severance	$—	$9,560,893	$—	$2,798,056	$—	$9,560,893

Equity Award Acceleration(3)	—	12,669,821	12,669,821	12,669,821	12,669,821	12,669,821

Continued Benefits(4)	—	29,271	—	—	—	29,271

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	(1,706,838)

Total	$—	$22,259,985	$12,669,821	$15,467,877	$12,669,821	$20,553,147

Mary Ricks

Cash Severance	$—	$21,617,891	$—	$7,500,000	$—	$21,617,891

Equity Award Acceleration(3)	—	31,258,036	31,258,036	31,258,036	31,258,036	31,258,036

Continued Benefits(4)	—	119,775	—	—	—	119,775

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	—

Total	$—	$52,995,702	$31,258,036	$38,758,036	$31,258,036	$52,995,702

Kent Mouton

Cash Severance	$—	$9,044,993	$—	$2,717,778	$—	$9,044,993

Equity Award Acceleration(3)	—	10,601,932	10,601,932	10,601,932	10,601,932	10,601,932

Continued Benefits(4)	—	35,449	—	—	—	35,449

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	—

Total	$—	$19,682,374	$10,601,932	$13,319,710	$10,601,932	$19,682,374

62   / Kennedy Wilson / Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

Matthew Windisch

Cash Severance	$—	$12,758,769	$—	$3,517,778	$—	$12,758,769

Equity Award Acceleration(3)	—	20,513,613	20,513,613	20,513,613	20,513,613	20,513,613

Continued Benefits(4)	—	49,403	—	—	—	49,403

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	—

Total	$—	$33,321,785	$20,513,613	$24,031,391	$20,513,613	$33,321,785

(1)

Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2X (3X for Mr. McMorrow) the average of the sum of base pay, bonus, and the value of stock awards for the three prior fiscal years, less (x) an amount equal to the executive’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement.

(2)

The Company discharged its obligation to pay cash severance to each of the NEOs upon a termination of his/her employment with the Company due to his/her death by purchasing and paying for the premiums of a life insurance policy for each NEO. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details. The amounts payable under the life insurance policies upon each NEO’s death is as follows: Mr. McMorrow: $32 million; Mr. Enbody: $3.98 million; Ms. Ricks: $25 million; Mr. Mouton: $9.8 million; and Mr. Windisch: $4.48 million.

(3)	Based on the December 31, 2021 closing stock price of $23.88.
(4)	Continued benefits consist of benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the NEO’s employment term.
(5)

The employment agreements provide that, in the event that any severance or change in control payments or benefits would subject the NEO to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such NEO if no such reduction was made.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 regarding shares outstanding and available for issuance under our Second Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights	Weighted Average Price of Outstanding Stock Options, Warrants and Rights	Number of Shares Available for Future Issuance

Equity compensation plans approved by our stockholders	5,756,856	N/A	—

Equity compensation plans not approved by our stockholders	—	N/A	—

Kennedy Wilson / Proxy Statement 2022 /   63

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO DISCLOSURE

We believe that we provide fair and equitable compensation to our employees through a combination of competitive base pay, cash bonuses, equity-based compensation and other benefits. As of December 31, 2021, we had a total of 220 employees.

As required by Section 593(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman and CEO, Mr. McMorrow. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•

To identify the median employee as of December 31, 2021 we calculated compensation of our employees using their 2021 annual base salaries, bonuses for the 2021 performance year (including any bonus exchange premium received), annual equity awards granted in 2021 and Company contributions to applicable retirement plans.

•	We did not exclude any employees from our employee population.

•	We annualized the base pay and cash incentive bonuses for 2021 new hires.

•	Foreign salaries were converted to U.S. dollars at the December 31, 2021 exchange rate.

•	No cost of living adjustments were utilized in the compensation calculation.

•

Once the median employee was identified, we calculated the total compensation for our median employee using the same methodology we used to calculate Mr. McMorrow’s total compensation in the Summary Compensation Table for the fiscal year ended December 31, 2021.

The 2021 annual total compensation for our median employee was $240,000. The 2021 annual total compensation for our CEO as reported in the Summary Compensation Table for the fiscal year ended December 31, 2021 was $17,669,383. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for the year ended December 31, 2021 was 74 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

64   / Kennedy Wilson / Proxy Statement 2022

PROPOSAL 2

Approval of the Second Amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to approve the second amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan.

Recommendation THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SECOND AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN.

Background

On April 26, 2022, subject to approval of the Company’s stockholders, the Board of Directors of the Company approved and adopted a second amendment (the “Amendment”) to the Company’s Second Amended and Restated 2009 Equity Participation Plan, as amended by that certain first amendment to the Second Amended and Restated Plan thereto dated June 13, 2019 (the “Second Amended and Restated Plan”), which (i) increases the aggregate number of shares of common stock of the Company that may be issued pursuant to the Second Amended and Restated Plan by an additional 3,000,000 shares, to a total of 21,245,000 shares, and (ii) clarifies that the Compensation Committee may only accelerate the vesting, exercisability or payment of an award on a discretionary basis upon the applicable grantee’s termination of service due to death or disability (as defined in the Second Amended and Restated Plan). With respect to (ii) above, the Amendment is consistent with how the Company’s Board of Directors and Compensation Committee have been interpreting and administrating the Second Amended and Restated Plan (with respect to the subject topic) since 2019. The Company believes this is solely a clarification of the terms of the Second Amended and Restated Plan and not a substantive change. If the Amendment is approved by the Company’s stockholders, this clarification will be included in our Second Amended and Restated Plan; however, the Compensation Committee will continue to maintain the flexibility to determine vesting provisions and the other terms of awards issued under the Second Amended and Restated Plan in the applicable award agreements or employment agreements.

The Amendment to the Second Amended and Restated Plan will become effective on the date on which it is approved by the Company’s stockholders. Unless and until the Company’s stockholders approve the Amendment, we will continue to grant awards under the terms of the Second Amended and Restated Plan using the shares available for issuance, if any, thereunder. If the Amendment is not approved by the Company’s stockholders, the Second Amended and Restated Plan will continue in effect, and we may continue to grant awards under the Second Amended and Restated Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder (without giving effect to the Amendment).

The material features of the Second Amended and Restated Plan, as amended by the Amendment, are described below. The description of the Amendment in this proposal is qualified in its entirety by reference to full text of the Amendment, a copy of which is attached as Appendix B to this proxy statement. A conformed copy of the Second Amended and Restated Plan, as amended by the Amendment, is attached as Appendix C to this proxy statement.

Shares Available for Issuance

In 2009, the Board of Directors adopted, and the stockholders of the Company approved, the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Original Plan”). In 2012, the Board of Directors adopted, and the stockholders of the Company approved, the First Amended and Restated Plan, which was subsequently amended in 2014 and which, as amended, made various changes to the Original Plan, including increasing the number of shares available for issuance from 5,645,000 to 11,645,000 shares in 2014. In 2017, the Board of Directors adopted, and the stockholders of the Company approved, the Second Amended and Restated Plan which made various changes to the Original Plan, as amended, including increasing the number of shares available for issuance from 11,645,000 to 14,945,000. In 2019, the Board of Directors adopted, and the stockholder of the Company approved, the first amendment to the Second Amended and Restated Plan adopted by the Board of Directors on April 25, 2019 to increase the number of shares of our common stock available for issuance thereunder by 3,300,000 shares, to 18,245,000 shares.

Kennedy Wilson / Proxy Statement 2022 /   65

EQUITY PLAN AMENDMENT

As of April 22, 2022, there were 137,790,769 of our common shares outstanding (162,844,207 on a fully diluted basis), an aggregate of 5,756,856 common shares were subject to outstanding awards under the Second Amended and Restated Plan (assuming vesting at “max” levels for all awards), and no shares remained available for issuance under the Second Amended and Restated Plan.

The Board of Directors recommends that the Company’s stockholders approve the Amendment to the Second Amended and Restated Plan because it believes the Company’s continued ability to grant equity based long-term incentives to our employees is important to enhancing stockholder value. Absent approval of the Amendment, the Company will have no shares, available for grant under the Second Amended and Restated Plan in the future, which the Company believes will adversely affect its ability to recruit, retain, and motivate employees through the use of long-term incentives.

The following table sets forth information regarding historical awards granted for the 2019 through 2021 period:

	2019	2020	2021

Time-Based Awards Granted	935,259	354,573	439,886

Performance-Based Awards Granted	670,518	1,105,209	1,400,250

Total Full-Value Awards Granted(1)	1,605,777	1,459,782	1,840,136

(1)

Total full-value awards granted is the sum of time-based awards granted during each fiscal year and target performance-based awards granted each fiscal year, regardless if awards were granted in the form of restricted shares or restricted stock units

Reasons for the Amendment

Reasonable Plan Costs

•	Reasonable number of additional shares requested – 3,000,000 shares requested

•	Awards would not have a substantially dilutive effect (1.8% of fully diluted shares outstanding and approximately 2.2% of shares outstanding)

•	Estimated duration of increased share reserve of approximately two years

Responsible Grant Practices

•	Average dilution over the prior three years was 1.17% of shares outstanding

•	At the time of our prior plan upsizing, the estimated duration of our share reserve was two years, however we were able to extend the duration to three years

•	Equity awards granted to our NEOs under the Second Amended and Restated 2009 Equity Participation Plan are 80% performance-based

•	All KW equity awards granted to our NEOs are subject to a three-year mandatory post-vesting holding period

•

Allows for share recycling on net settled restricted stock awards, restricted stock unit awards, performance unit awards and performance share awards – deemed appropriate as returning shares withheld to satisfy tax withholding obligations to the Second Amended and Restated Plan has no additional dilutive impact to shareholders above the 1.8% of fully diluted shares outstanding (2.2% of common shares outstanding)

Stockholder-Friendly Plan Features

•	No dividends will be paid on unvested equity awards

•	Minimum one-year vesting requirement on all equity grants, with limited exceptions

•	Prohibits the discretionary accelerated vesting of awards

•	No repricing of options or stock appreciation rights permitted without stockholder approval

•	No cash buyouts of stock options or stock appreciation rights without stockholder approval

•	Limits the grant-date value of awards granted to non-employee directors during any one year to $600,000

•	Compensation clawback policy applies to equity awards in addition to cash compensation

•	The Compensation Committee, which consists only of non-employee directors who are “independent” under the listing standards of the NYSE, will administer the plan

•

Eliminates the Compensation Committee’s ability to accelerate the vesting, exercisability or payment of an award on a discretionary basis other than upon the applicable grantee’s termination of service due to death or disability

66   / Kennedy Wilson / Proxy Statement 2022

EQUITY PLAN AMENDMENT

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Company believes that the size of the share reserve under the Second Amended and Restated Plan, as amended by the Amendment, represents a reasonable amount of potential equity dilution and allows the Company to continue to award equity incentives, which are a critical component of our overall compensation program as described above. The Board of Directors will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Summary of Second Amended and Restated Plan and Amendment Purpose

The purpose of the Second Amended and Restated Plan is to attract and retain the best available personnel for positions of substantial responsibility, to promote the success of the Company’s business, to provide additional incentives to key management employees, directors and consultants and to align the interests of such personnel with the interests of the Company’s stockholders

Administration

With respect to awards granted to non-employee directors, the Second Amended and Restated Plan is administered by the full Board of Directors. With respect to all other awards, the Second Amended and Restated Plan is administered by the Compensation Committee. Each of the Compensation Committee members must be: (i) an “outside director” within the meaning of Section 162(m) of the Tax Code, (ii) a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934 (the “Exchange Act”), and (iii) “independent” for purposes of any applicable listing requirements. The Board of Directors or the Compensation Committee may delegate to a committee of the Board of Directors comprised of persons who are not (A) “outside directors” the authority to grant awards to persons who are not “covered employees” within the meaning of Section 162(m) of the Code and/or (B) “non-employee directors” the authority to grant awards to persons who are not subject to the requirements of Section 16 of the Exchange Act.

The plan administrator has the exclusive authority to administer the Second Amended and Restated Plan, including, but not limited to, the power to designate participants to whom awards under the Second Amended and Restated Plan may from time to time be made, the types, sizes and terms of awards, the number of awards to be granted and the number of shares of Common Stock to which an award will relate, the price, form of payment and timing of awards. Absent specific rules to the contrary, action by the Compensation Committee requires the consent of a majority of the members of the Compensation Committee.

Eligibility

Employees, directors and consultants of the Company or any affiliate corporation will be eligible to receive stock options, awards of restricted stock, restricted stock units, distribution equivalent rights, performance stock awards, performance unit awards and stock appreciation rights under the Second Amended and Restated Plan. As of April 22, 2022, approximately 230 individuals (including approximately 220 employees and 8 non-employee independent directors) were eligible to participate in the Second Amended and Restated Plan. Only employees of the Company or any subsidiary corporation are eligible to be granted options that are intended to qualify as “incentive stock options” under Section 422 of the Tax Code.

Limitation on Awards and Shares Available for Awards

The maximum number of shares of Common Stock that currently may be issued pursuant to awards under the Second Amended and Restated Plan is 18,245,000 shares. If the Amendment to the Second Amended and Restated Plan is approved by the Company’s stockholders, the maximum number of shares of Common Stock that may be issued pursuant to awards thereunder, giving effect to the proposed increase of the number of shares available for grant thereunder, will be 21,245,000 (subject to certain adjustments set forth in the Second Amended and Restated Plan).

Stock offered pursuant to grants of awards under the Second Amended and Restated Plan may be authorized but unissued Common Stock, Common Stock purchased on the open market or Common Stock previously issued, outstanding and reacquired by the Company.

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EQUITY PLAN AMENDMENT

If an award under the Second Amended and Restated Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Second Amended and Restated Plan. Shares that again become available for issuance in accordance with the foregoing will be added back to the share limit. Any shares of Common Stock that are withheld by the Company as full or partial payment to satisfy the tax withholding obligation, up to the minimum statutory amount for each participant, in connection with any awards under the Second Amended and Restated Plan, other than awards of stock options and stock appreciation rights, shall again become available for grant under the Second Amended and Restated Plan. However, the following shares may not be used again for grant under the Second Amended and Restated Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with stock options or stock appreciation rights, (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.

The Second Amended and Restated Plan authorizes grants to employees of the Company or any subsidiary corporation of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Tax Code. The Second Amended and Restated Plan also authorizes grants of non-qualified stock options, restricted stock, restricted stock units, distribution equivalent rights, performance stock awards, performance unit awards and stock appreciation rights to eligible employees, consultants and directors of the Company or any affiliate corporation.

The maximum aggregate number of shares of Common Stock that may be subject to one or more awards to an employee pursuant to the Second Amended and Restated Plan during any calendar year is 2,000,000 shares. The maximum amount that may be paid in cash with respect to one or more awards granted pursuant to the Second Amended and Restated Plan that are payable in cash to any employee during any calendar year is $10,000,000.

The maximum aggregate grant-date value of awards which may be granted to any non-employee director under the Second Amended and Restated Plan in any calendar year will be $600,000 (the “Director Limit”).

Stock Options

Stock options granted under the Second Amended and Restated Plan may be either incentive stock options (subject to the limitations discussed above) or nonqualified stock options. The per share exercise price of stock options granted pursuant to the Second Amended and Restated Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. No incentive stock option may be granted to a grantee who owns more than 10% of the Company’s stock unless the per share exercise price is at least 110% of the fair market value of a share of Common Stock on the date of grant.

The plan administrator will determine the methods by which the exercise price of a stock option may be paid and the form of payment. A participant may be permitted to pay the exercise price of a stock option or taxes relating to an option’s exercise by delivering shares of Common Stock owned by the participant for at least six (6) months; by withholding shares issuable upon the exercise of the option; by delivering a notice that the participant has placed a market sell order or margin loan with a broker with respect to the shares of Common Stock then issuable upon exercise of the option pursuant to an extension of credit by the Company, subject to compliance with Section 13(k) of the Exchange Act, and directing the broker to pay a sufficient portion of the sale or margin loan proceeds to the Company in satisfaction of the option exercise price; or by delivering such other form of payment as determined by the plan administrator. The term of a stock option is set by the plan administrator, provided that the term of the option may not be longer than ten years from the date the option is granted (or in the case of an incentive stock option granted to a grantee who owns more than 10% of the Company’s stock, five years from the date of grant).

68   / Kennedy Wilson / Proxy Statement 2022

EQUITY PLAN AMENDMENT

Restricted Stock Awards

Restricted stock awards will be evidenced by a written restricted stock award agreement which may provide for restrictions on transferability during the restriction period, specify the terms and conditions with respect to the forfeiture of the restricted stock award, set forth the price, if any, a participant is required to pay for the restricted stock and such other restrictions, in each case, as the plan administrator may determine in its discretion. If provided in the restricted stock award agreement, the participant will have voting and other stockholder rights. However, dividends will not be paid on the shares underlying restricted stock awards unless and until the applicable restrictions lapse and the restricted shares vest.

Restricted Stock Unit Awards

Restricted stock unit awards will be evidenced by a written restricted stock unit award agreement which will set forth the individual service-based and/or performance-based vesting requirements, effect of termination of service prior to the expiration of the applicable vesting period and such other restrictions as the plan administrator may determine in its discretion. Upon vesting, the participant will be entitled to receive a payment in cash or shares of Common Stock, as determined by the plan administrator and set forth in the restricted stock unit award agreement.

Performance Unit Awards

Performance unit awards will be evidenced by a written performance unit award agreement which will set forth the individual performance goals, the period of time to which such goals apply, the number of units awarded, the dollar value assigned to each such unit and such other restrictions as the plan administrator may determine in its discretion, including the effect of termination of service prior to the expiration of the applicable performance period. Upon the satisfaction of the performance goals, the participant will be entitled to receive a cash payment equal to the dollar value assigned to such unit pursuant to the applicable award agreement. The performance unit award agreement may provide that, depending on the degree of performance achieved, different amounts of performance units, or no performance units, may be earned or become payable.

Performance Share Awards

Performance share awards will be evidenced by a written performance share award agreement which will set forth the individual performance goals, the period of time to which such goals apply, the number of shares of Common Stock subject to such award and such other restrictions as the plan administrator may determine in its discretion, including the effect of termination of service prior to the expiration of the applicable performance period. Upon the satisfaction of the performance goals, the participant will be entitled to receive the number of shares of Common Stock subject to such award. The performance share award agreement may provide that, depending on the degree of performance achieved, different number of shares of Common Stock, or no Common Stock, may be earned or become payable. A participant will have no rights as a stockholder of the Company until such time, if any, as the participant actually receives shares pursuant to the award.

Distribution Equivalent Rights Awards

Distribution equivalent rights awards will be evidenced by a distribution equivalent rights award agreement which will indicate whether a participant is to receive under such award credits in cash or have such credits reinvested or whether the participant may choose among such alternatives. Distribution equivalent rights may be settled in cash or distributions of shares of Common Stock equal in amount to the distributions that would have been made to the participant if such participant held a specified number of shares of the Common Stock during the period the participant held the right. A distribution equivalent rights award may be awarded in tandem with another award, in which case, it will expire, terminate or be forfeited under the same conditions as such other award. The applicable award agreement may provide for the accrual and crediting of interest on a distribution equivalent right to be settled in cash; however distribution equivalent rights will not be paid on the shares underlying awards unless and until the underlying shares become vested. No distribution equivalent rights will be payable with respect to stock options or stock appreciation rights.

Kennedy Wilson / Proxy Statement 2022 /   69

EQUITY PLAN AMENDMENT

Stock Appreciation Rights Awards

Each stock appreciation rights award will be evidenced by a stock appreciation rights award agreement which will set forth (i) the base value for the stock appreciation right, which generally is at least 100% of the fair market value of the Common Stock on the date of the award, (ii) the number of shares of Common Stock subject to such stock appreciation right, and (iii) the period during which the stock appreciation right may be exercised. Upon exercise, the participant is entitled to a payment, in cash or shares of Common Stock, or a combination of both, of an amount based upon the increase in the price of the Common Stock over the base value. Stock appreciation rights may be granted in tandem with stock options in which case their base value, exercisability and expiration are determined by reference to the terms of the related option.

Performance-Based Awards

Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which (as discussed above) repealed the “performance-based” compensation exemption to the $1 million deduction limitation for “covered employees” within the meaning of Section 162(m) of the Tax Code, the Second Amended and Restated Plan provided for grants of awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Tax Code, that were intended to be “performance-based” awards within the meaning of Section 162(m) of the Tax Code in order to preserve the deductibility of these awards for federal income tax purposes.

Any performance goal(s) applicable to such awards were required to be objective, established not later than ninety (90) days after the beginning of any applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Tax Code) and otherwise meet the requirements of Section 162(m) of the Tax Code, including the requirement that the outcome of the performance goal or goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Tax Code) at the time established.

The performance goals to be utilized under the Second Amended and Restated Plan to establish performance goals for awards intended to constitute performance-based compensation under Section 162(m) were required to consist of objective tests based on one or more of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares of Common Stock or any other publicly- traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; expense levels; working capital levels, including cash, inventory and accounts receivable; operating margins, gross margins or cash margin; year-end cash; debt reduction; stockholder equity; operating efficiencies; strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital; assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions). Performance goals could be established on a company-wide basis or with respect to one or more company business units, divisions, subsidiaries or individuals; and measured either quarterly, annually or over a period of years, in absolute terms, relative to a pre-established target, to the performance of one or more similarly situated companies, or to the performance of an index covering a peer group of companies, in each case as specified by the Compensation Committee.

When establishing performance goals for the applicable performance period, the Compensation Committee could exclude any or all “extraordinary items” as determined under United States generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the Securities and Exchange Commission pursuant to the Exchange Act.

70   / Kennedy Wilson / Proxy Statement 2022

EQUITY PLAN AMENDMENT

For purposes of Section 162(m) of the Tax Code, the maximum aggregate amount, payable in cash to an employee under the Second Amended and Restated Plan during any calendar year with respect to one or more awards payable in cash is $10,000,000.

Minimum Vesting Requirement

The Second Amended and Restated Plan contains a minimum vesting period which provides that no award agreements will provide for vesting of the award thereunder earlier than one year after the applicable grant date; provided, however, that, awards granted after the effective date of the Second Amended and Restated Plan that cover, in the aggregate, no more than 5% of the shares of Common Stock reserved for issuance under the Second Amended and Restated Plan may be granted without regard to such minimum vesting provisions. The Compensation Committee has the flexibility to determine vesting provisions and the other terms of awards issued under the Second Amended and Restated Plan in the applicable award agreements or employment agreements. If the Amendment is approved, the Compensation Committee’s ability to accelerate the vesting, exercisability or payment of an award, on a discretionary basis, will be limited to the grantee’s termination of service due to death or disability.

Prohibition Against Repricing

The Compensation Committee is not permitted to reduce the exercise price of any outstanding option or stock appreciation right, or grant any new award or make any payment of cash in substitution for or upon the cancellation of options or stock appreciation rights previously granted when the exercise price thereof exceeds the fair market value of the underlying shares, unless such action is approved in advance by the a majority of the Company’s shareholders or results from a Change of Control or certain other adjustments provided in the Second Amended and Restated Plan.

No Dividends and Distribution Equivalent Rights on Unvested Awards

No dividends or distribution equivalent rights with respect to an unvested award (or portion thereof) will be paid until the applicable vesting conditions are subsequently satisfied and the award vests, and any dividends or distribution equivalent rights with respect to the portion of an award that does not vest shall be forfeited.

Transferability of Awards

Under the Second Amended and Restated Plan, awards may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a holder, other than by will or the laws of descent and distribution or, except for an incentive stock option, by gift to a family member of the holder or pursuant to a valid separation agreement and divorce decree.

Termination of Employment, Director Status or Consultant Status

Termination of Employment or Director Status. Except as otherwise provided by an applicable award agreement or employment agreement, if a participant’s employment with, or status as a director of, the Company or any affiliate corporation terminates, a participant’s rights to exercise stock options and stock appreciation rights will terminate:

•

Ninety (90) days (or three (3) months in the case of incentive stock options) after the date of termination of employment or status as a director, if such termination is for a reason other than the participant’s total and permanent disability or death; or

•	One year after the date of termination of employment or status as a director, if such termination is on account of the participant’s total and permanent disability or death.

Termination of Consultant Status. Except as otherwise provided by the applicable award agreement, if a participant’s status as a consultant of the Company or any affiliate corporation terminates, a participant’s rights to exercise stock options and stock appreciation rights will terminate:

•	Ninety (90) days after the date of termination of the status as a consultant, if such termination is for a reason other than the participant’s total and permanent disability or death; or

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EQUITY PLAN AMENDMENT

•	One year after the date of termination of the status as a consultant, if such termination is on account of the participant’s total and permanent disability or death.

If a participant’s employment with, or status as a director or consultant of, the Company or any affiliate corporation terminates for any reason prior to the satisfaction or lapse of the restrictions, vesting requirements, or terms and conditions applicable to an award of restricted stock or restricted stock unit, the restricted stock or restricted stock unit, as the case may be, will immediately be canceled, and the participant will forfeit any rights or interests with respect to any such restricted stock or restricted stock unit. The plan administrator may determine that all or a portion of any such restricted stock or restricted stock units will not be forfeited.

Termination for Cause. Except as otherwise provided by an applicable award agreement or employment agreement, if a participant’s employment, status as a director or consultant with the Company or any affiliate corporation is terminated by the Company for Cause (as defined in the Second Amended and Restated Plan), all of the participant’s then outstanding awards will expire immediately and be forfeited in their entirety upon such termination.

Adjustments to Common Stock, Recapitalization and Other Events

Adjustments to Common Stock. In the event of any subdivision or consolidation of shares of Common Stock or a payment of a stock dividend without consideration to the Company, the proportionate adjustments will be made to any or all of the following in order to reflect such change: (i) the number of shares of Common Stock (or other securities or property) with respect to which awards under the Second Amended and Restated Plan may be exercised or satisfied, and (ii) the purchase price per share of the Common Stock. No adjustments will be made with respect to incentive stock options if such adjustments would cause such incentive stock option to cease to qualify as an incentive stock option under Section 422 of the Tax Code. In connection with the occurrence of any equity restructuring, the number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable, will be equitably adjusted, and such adjustments shall be nondiscretionary.

Recapitalization. If a Company recapitalizes or otherwise changes its capital structure, the participant is entitled to receive, upon the exercise or satisfaction of a previously granted award, such shares of stock or securities as if the previously granted award pertained to such shares of stock or securities as they exist after such recapitalization or change in the Company’s capital structure.

Other Events. In the event of a change of control of the Company or any other changes to the existing Common Stock by reason of extraordinary cash dividend, reorganization, mergers, consolidation, combinations, split-ups, spin-offs, exchanges or other relevant changes in capitalization, other than the described above adjustments to Common Stock or recapitalizations, occurring after the grant of any award under the Second Amended and Restated Plan, the Board of Directors has broad discretion to determine how to treat outstanding awards, including to provide for the cash-out, termination, assumption, substitution, adjustment, and/or acceleration of vesting or exercise of such award (subject to the limitations described above).

Amendment, Modification or Termination

The Second Amended and Restated Plan will continue in effect until the tenth anniversary of the date on which the Second Amended and Restated Plan was adopted by the Board of Directors in 2017.

The Board of Directors in its discretion may terminate the Second Amended and Restated Plan at any time with respect to any shares for which awards have not previously been granted; provided, however, that the termination of the Second Amended and Restated Plan shall not materially and adversely impair the rights of a participant with respect to any outstanding award without the consent of the participant. The Board of Directors has the right to alter or amend the Second Amended and Restated Plan from time to time; provided, however, that without stockholder approval, no amendment or modification of the Second Amended and Restated Plan may: (i) materially increase the benefits accruing to the participants, (ii) increase the number of shares of Common Stock subject to the Second Amended and Restated Plan or the individual awards limits (including the Director Limit) under the Second Amended and Restated Plan, (iii) materially modify requirements for participation in the Second Amended and Restated Plan, or (iv) amend, modify or suspend the repricing provisions or the amendment and termination provisions of the Second Amended and Restated Plan.

72   / Kennedy Wilson / Proxy Statement 2022

EQUITY PLAN AMENDMENT

In addition, no change in any outstanding award may be made which would materially and adversely impair the rights of a participant with respect to such award without the consent of the participant.

Compensation Recovery

All awards granted under the Second Amended and Restated Plan (including any proceeds, gains or other economic benefits received by any participant in connection with such awards) will be subject to any compensation recovery policy that may be implemented by the Company (whether or not currently in effect), including any compensation recovery policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder.

Section 409A of the Tax Code

Certain types of awards under the Second Amended and Restated Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Tax Code. To the extent that the plan administrator determines that any award granted under the Second Amended and Restated Plan is subject to the deferred compensation rules under Section 409A of the Tax Code, the award agreement evidencing such award will incorporate the terms and conditions required by Section 409A of the Tax Code. In the event that the plan administrator determines that any award may be subject to Section 409A of the Tax Code, the Second Amended and Restated Plan and any applicable awards may be modified to exempt the awards from Section 409A of the Tax Code or comply with the requirements of Section 409A of the Tax Code.

Federal Income Tax Aspects of Awards under the Second Amended and Restated Plan

The following is a general summary under current law of the material U.S. federal income tax consequences to the Company and to recipients of awards under the Second Amended and Restated Plan. The summary deals with the general U.S. federal income tax principles that apply, and is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the Second Amended and Restated Plan. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is provided only for general information and is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted a non-qualified stock option under the Second Amended and Restated Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The Company or its affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income subject to Code limitations.

Incentive Stock Options. A participant receiving incentive stock options should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of our Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long- term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the incentive stock option is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Company and its affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares subject to Code limitations.

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EQUITY PLAN AMENDMENT

Restricted Stock. In general, a participant will recognize ordinary income on receipt of an award of restricted stock when his or her rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of the Common Stock acquired exceeds the price the participant paid, if any, for such restricted stock, and the Company or its affiliates will generally be entitled to a corresponding deduction at that time. Recipients of restricted stock may, however, within 30 days of receiving an award of restricted stock, choose to have any substantial risk of forfeiture disregarded for tax purposes by making an election under Section 83(b) of the Code (an “83(b) election”). If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference, if any, between the fair market value of the shares and the price paid for the shares, if any, at the time of the grant of the restricted stock, and the Company or its affiliates will be entitled to a corresponding deduction at that time. If an 83(b) election is made, the participant will not recognize any additional income as and when the restrictions applicable to the restricted stock lapse. Any subsequent gain or loss upon a sale of such shares will be treated as capital gain or loss.

Restricted Stock Units. A participant generally will not recognize taxable income upon grant of restricted stock units. When cash or shares of Common Stock are delivered under the terms of the award, the participant will recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and the Company or its affiliates will be entitled to a corresponding deduction at that time.

Distribution Equivalent Rights. A recipient of a distribution equivalent right generally will not recognize taxable income at the time of grant, and the Company and its affiliates will not be entitled to a deduction at that time. At the time a distribution equivalent is paid, however, the participant will generally recognize ordinary income and the Company or its affiliates will be entitled to a corresponding deduction.

Other Awards. The current federal income tax consequences of other awards authorized under the Second Amended and Restated Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as non-qualified stock options; other stock or cash-based awards are generally subject to tax at the time of payment. The Company or its affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

New Plan Benefits

The awards that our employees and consultants may receive under the Second Amended and Restated Plan, as amended by the Amendment, is in the discretion of the administrator and no determination has been made as to the type or amount of awards that will be granted in the future to specific individuals. Therefore, it is not possible to determine the future benefits that will be received by awardees. Our non-employee directors have, however, historically received annual equity grants in respect of their service on our Board of Directors. See the section entitled “Director Compensation” in this proxy statement for more detail. Additionally, please refer to the 2021 Summary Compensation Table, the 2021 Grants of Plan-Based Awards Table and the Director Compensation Table in this proxy statement that provide information regarding awards granted to our named executives officers and non-employee directors during fiscal year 2021.

Awards Granted under Plan

The following table provides information as of April 22, 2022, with respect to awards granted under the Second Amended and Restated Plan (and the Original Plan and the Amended and Restated Plan) to our individual named executive officers and other groups since the inception of the Original Plan in 2009.

74   / Kennedy Wilson / Proxy Statement 2022

EQUITY PLAN AMENDMENT

Awards Granted Under Second Amended and Restated 2009 Equity Participation Plan

Since Inception of Plan Through April 22, 2022

Name	Number of Restricted Stock and Restricted Stock Unit Grants

William McMorrow, Chairman and Chief Executive Officer	6,783,700

Justin Enbody, Chief Financial Officer	1,623,407

Mary Ricks, President and Director	5,113,136

Kent Mouton, General Counsel and Director	1,652,985

Matthew Windisch, Executive Vice President	2,615,304

All current executive officers as a group	17,788,532

Todd Boehly, Director	32,500

Trevor Bowen, Director	40,500

Richard Boucher, Director	40,500

Norman Creighton, Director	129,595

Cathy Hendrickson, Director	129,595

David Minella, Director	126,500

Sanaz Zaimi, Director	53,000

Stanley Zax, Director	126,500

All current directors who are not named executive officers as a group	678,690

All employees who are not named executive officers and consultants as a group	5,228,461

Kennedy Wilson / Proxy Statement 2022 / 75

PROPOSAL 3

Advisory Vote on Executive Compensation

(“Say-On-Pay Vote”)

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to approve the advisory vote approving executive compensation.

Recommendation THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION.

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for 2021, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the following resolution will be submitted for stockholder approval at the 2022 Annual Meeting:

“RESOLVED, that the stockholders of the Company APPROVE, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers, as disclosed in the section entitled ‘Compensation Discussion and Analysis,’ the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”

Our Board of Directors recommends that you vote FOR this resolution in support of our executive compensation program, which is intended to achieve the following:

•

Provide competitive compensation levels to retain and motivate a high caliber executive team capable of managing our sophisticated business model and global operations using a pay-for-performance philosophy.

•

Align management and stockholder interests by tying compensation to, among other things, drive long-term value creation for stockholders, reflect feedback from our ongoing stockholder engagement, are aligned with our compensation philosophy and recognize our unique public company business model.

In addition, we believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices, as highlighted below:

•

For the 2021 annual equity awards we increased the allocation of performance-based equity awards contingent upon ROE and relative TSR performance to 80% (from 66.67%) and the allocation of retentive equity awards was reduced to 20% (from 33.33%).

•	Approximately 84% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

The majority of compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all our stock grants (including performance stock awards and retentive stock awards) require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders.

•

We generated strong three-year total shareholder returns in each of the years ended 2019 through 2021 including 51% in 2021. Despite such strong total shareholder returns and our record performance achievements over the past three years, our average NEO compensation has remained relatively flat.

76   / Kennedy Wilson / Proxy Statement 2022

•

At our 2021 annual meeting, approximately 80% of votes cast were voted in favor of our say-on-pay vote, which affirms our stockholders’ support of our approach to executive compensation. During 2021, the Compensation Committee remained committed to maintaining a pay-for-performance compensation structure that promoted our stockholders’ best interests while continuing to make enhancements to further align our compensation program with best practices. Our say-on-pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. While this “say-on-pay” vote is advisory and will not be binding on the Company, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote on this matter.

The Board of Directors previously determined to hold a say-on-pay vote every year. Accordingly, unless the Board of Directors changes the frequency of our say-on-pay votes, the next advisory say-on-pay vote will be held at our 2023 annual meeting of stockholders.

Kennedy Wilson / Proxy Statement 2022 /   77

PROPOSAL 4

Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm

Required Vote

The affirmative vote of a majority of the votes cast and present in person or represented by proxy at the meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company for the fiscal year ending December 31, 2022.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

The Company first retained KPMG LLP (“KPMG”) as its independent registered public accounting firm on December 15, 2009. Since then, KPMG has audited our annual consolidated financial statements.

The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. In selecting KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered a number of factors, including:

•	KPMG’s depth of understanding of the Company’s businesses, accounting policies and practices and internal control over financial reporting;

•	the quality of its ongoing discussions with KPMG including the professional resolution of accounting and financial reporting matters with its national office;

•	the professional qualifications of KPMG, the lead audit partner and other key engagement partners;

•	KPMG’s independence program and its processes for maintaining its independence;

•	the appropriateness of KPMG’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

•	the results of the most recent inspection of KPMG by the Public Company Accounting Oversight Board.

The Audit Committee regularly meets with KPMG, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In accordance with SEC rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Company selects the lead audit partner pursuant to this rotation policy following meetings between the Chairperson of the Audit Committee and candidates for that role, as well as discussion by the full Audit Committee and management. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

78   / Kennedy Wilson / Proxy Statement 2022

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for the Company.

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2020 and 2021:

Fee Category	Fiscal 2020 Fees	Fiscal 2021 Fees

Audit fees(1)	$2,345,000	$2,658,000

Tax fees(2)	14,000	15,000

	$2,359,000	$2,673,000

(1)

Audit fees consist of fees for the audit of our year-end financial statements included on our Annual Report on Form 10-K and for the review of the interim financial statement included in our Quarterly Reports on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for the Company.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption “Fees of Independent Auditor” were pre-approved.

Kennedy Wilson / Proxy Statement 2022 /   79

AUDIT COMMITTEE REPORT(1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 (previously Auditing Standard No. 16), Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

THE AUDIT COMMITTEE

David Minella (Chairperson)

Norman Creighton

Stanley R. Zax

(1)

The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

80   / Kennedy Wilson / Proxy Statement 2022

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of common stock as of April 22, 2022 by (i) each person known to us to own beneficially more than 5% of our common stock (based on our review of the most recent Schedule 13D and 13G filings as of April 22, 2022); (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(1)

5% Stockholders:

Fairfax Financial Holdings Limited and affiliates(2)	26,365,487	17.4%

The Vanguard Group(3)	18,180,575	13.2%

BlackRock, Inc.(4)	12,103,358	8.8%

Eldridge Industries, LLC(5)	12,000,000	8.0%

Named Executive Officers, Directors and Director Nominees:

William J. McMorrow(6)	12,606,691	9.1%

Mary Ricks(7)	2,204,483	1.6%

Matt Windisch(8)	1,007,999	*

Kent Mouton(9)	619,985	*

Justin Enbody(10)	552,327	*

In Ku Lee(11)	135,050	*

Todd Boehly(12)	12,032,500	8.0%

Richard Boucher	71,600	*

Trevor Bowen	64,409	*

Norman Creighton	357,074	*

Cathy Hendrickson(13)	93,194	*

David A. Minella(14)	2,416,032	1.8%

Sanaz Zaimi	53,000	*

Stanley R. Zax	423,800	*

All executive officers and directors as a group (14 persons)	32,647,752	21.8%

*Less than 1%

(1)

Amount and applicable percentage of ownership is based on 137,790,769 shares of the Company’s common stock that were outstanding on April 22, 2022. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)

Fairfax Financial Holdings Limited, V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, and 12002574 Canada Inc. are deemed to share voting and dispositive power with respect to 26,365,487 shares of common stock. FHHL Group Ltd. is deemed to share voting and dispositive power with respect to 19,844,612 shares of common stock. Fairfax (US) Inc. is deemed to share voting and dispositive power with respect to 14,664,874 shares of common stock. Brit Limited and Brit Insurance Holdings Limited are deemed to share voting and dispositive power with respect to 1,918,869 shares of common stock. Brit Syndicates Limited is deemed to share voting and dispositive power with respect to 200,000 shares of common stock. Brit Reinsurance (Bermuda) Limited is deemed to share voting and dispositive power with respect to 512,869 shares of common stock. Brit UW Limited

Kennedy Wilson / Proxy Statement 2022 /   81

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

is deemed to share voting and dispositive power with respect to 1,206,000 shares of common stock. Odyssey US Holdings Inc. and Odyssey Group Holdings Inc. are deemed to share voting and dispositive power with respect to 7,996,395 shares of common stock. Odyssey Reinsurance Company is deemed to share voting and dispositive power with respect to 7,671,304 shares of common stock. Hudson Insurance Company is deemed to share voting and dispositive power with respect to 3,260,870 shares of common stock. Hilltop Specialty Insurance Company, Hudson Excess Insurance Company and The North River Insurance Company are deemed to share voting and dispositive power with respect to 1,086,957 shares of common stock. Newline Holdings UK Limited is deemed to share voting and dispositive power with respect to 565,218 shares of common stock. Newline Corporate Name Limited is deemed to share voting and dispositive power with respect to 434,783 shares of common stock. Newline Insurance Company Limited is deemed to share voting and dispositive power with respect to 130,435 shares of common stock. Crum & Forster Holdings Corp. and United States Fire Insurance Company are deemed to share voting and dispositive power with respect to 2,173,941 shares of common stock. Zenith National Insurance Corp. and Zenith Insurance Company are deemed to share voting and dispositive power with respect to 144,979 shares of common stock. Resolution Group Reinsurance (Barbados) Limited is deemed to share voting and dispositive power with respect to 4,132,195 shares of common stock. Northbridge Financial Corporation is deemed to share voting and dispositive power with respect to 3,260,869 shares of common stock. Federated Insurance Company of Canada is deemed to share voting and dispositive power with respect to 217,391 shares of common stock. Northbridge General Insurance Corporation is deemed to share voting and dispositive power with respect to 3,043,478 shares of common stock. 1102952 B.C. Unlimited Liability Company is deemed to share voting and dispositive power with respect to 6,062,193 shares of common stock. Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc. and Allied World Insurance Company are deemed to share voting and dispositive power with respect to 6,062,193 shares of common stock. AW Underwriters Inc. and Allied World Specialty Insurance Company are deemed to share voting and dispositive power with respect to 1,264,040 shares of common stock. Allied World Surplus Lines Insurance Company is deemed to share voting and dispositive power with respect to 664,940 shares of common stock. Allied World Assurance Company (U.S.) Inc. is deemed to share voting and dispositive power with respect to 996,104 shares of common stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., 12002574 Canada Inc., and FHHL Group Ltd. is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067. The address of Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited and Brit UW Limited is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB. The address of Brit Reinsurance (Bermuda) Limited is Clarendon House, 2 Church Street, Hamilton, Bermuda, HM 11. The address of Hudson Insurance Company, Hudson Excess Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, Odyssey US Holdings Inc. and Allied World Assurance Holdings (U.S.) Inc. is 1209 Orange Street, Wilmington, Delaware 19801. The address of Odyssey US Holdings Inc. and Odyssey Reinsurance Company is 300 First Stamford Place, Stamford, CT 06902. The address of Zenith National Insurance Corp. and Zenith Insurance Company is 21255 Califa Street, Woodland Hills, California 91367-5021. The address of Resolution Group Reinsurance (Barbados) Limited is #12 Pine Commercial Centre, The Pine, St. Michael, Barbados, BB11103. The address of 1102952 B.C. Unlimited Liability Company is 1600-925 West Georgia Street, Vancouver British Columbia, Canada, V6C 3L2. The address of Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd and Allied World Assurance Holdings (Ireland) Ltd is 27 Richmond Road, Pembroke, Bermuda, HM 08. The address of Allied World Insurance Company is 10 Ferry Street, Suite 313, Concord, New Hampshire 03301. The address of AW Underwriters Inc., Allied World Specialty Insurance Company and Allied World Assurance Company (U.S.) Inc. is 251 Little Falls Drive, Wilmington, Delaware 19808. The address of Allied World Surplus Lines Insurance Company is 425 West Capitol Avenue, Suite 1800, Little Rock, Arkansas 72201-3525. The address of Hilltop Specialty Insurance Company is 100 William Street, 5th Floor, New York, New York 10038. The address of North River Insurance Company and The North River Insurance Company is 305 Madison Avenue, Morristown, New Jersey 07962. The address of Newline Holdings UK Limited, Newline Corporate Name Limited and Newline Insurance Company Limited is Corn Exchange, 55 Mark Lane, London, United Kingdom EC3R 7NE. The address of Northbridge Financial Corporation is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9. The address of Federated Insurance Company of Canada is 255 Commerce Dr., P.O. Box 5800, Winnipeg, Manitoba, Canada, R3C 3C9. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on March 8, 2022. Also consists of 13,043,478 shares of common stock issuable upon exercise of 13,043,478 warrants initially held by Zenith Insurance Company, Odyssey Reinsurance Company, Hudson Insurance Company, Hudson Excess Insurance Company, Trustees of Newline Syndicate 1218, Newline Insurance Company Limited, United States Fire Insurance Company, The North River Insurance Company, Northbridge General Insurance Corporation and Federated Insurance Company, each of which are also holders of, in the aggregate, 300,000 shares of our 4.75% Series B Cumulative Perpetual and Preferred Stock (“Series B Stock”) registered and held by the same. Series B Holders may only be deemed to be the holder of record of the number of shares of common stock equal to the whole number of shares of common stock that such Series B Holder would have been entitled to receive upon exercise of all of such Series B Holder’s warrants to acquire common stock outstanding as of the Record Date.

(3)	The address of the holder is 100 Vanguard Blvd., Malvern, PA 19355. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 10, 2022.
(4)	The address of the holder is 55 East 52nd Street, New York, New York 10055. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 4, 2022.
(5)

Consists of 3,200,000 and 8,800,000 shares of common stock issuable upon conversion of 80,000 and 220,000 shares of our outstanding 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) registered and held by Quinton Heights, LLC (“Quinton Heights”) and Security Benefit Life Insurance Company (“Security Benefit Life”), respectively. Quinton Heights and Security Benefit Life are indirectly controlled by Eldridge Industries, LLC (“Eldridge”). Mr. Todd L. Boehly is the indirect controlling member of Eldridge, and, in such capacity, may be deemed to have voting and dispositive power with respect to the Series A Preferred Stock that is beneficially owned by Quinton Heights and Security Benefit Life, and the shares of common stock issuable upon conversion of such Series A Preferred Stock. The above description is based on information provided to us in connection with the issuance of the Series A Preferred Stock and a Schedule 13D filed with the SEC on November 18, 2019. Does not include an additional 9,608 shares of common stock issuable upon conversion due to the Company’s dividend increase.

(6)

Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 767,357 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 505,140 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 2,078,505 performance-based restricted stock units that were granted to Mr. McMorrow and will be reported in a Form 4 filing if performance hurdles are satisfied.

(7)

Includes 385,126 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 1,602,779 performance-based restricted stock units that were granted to Ms. Ricks and will be reported in a Form 4 if performance hurdles are satisfied.

(8)

Includes 265,727 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 1,066,136 performance-based restricted stock units that were granted to Mr. Windisch and will be reported in a Form 4 filing if performance hurdles are satisfied.

82   / Kennedy Wilson / Proxy Statement 2022

(9)

Includes 122,966 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 535,192 performance-based restricted stock units that were granted to Mr. Mouton and will be reported in a Form 4 filing if performance hurdles are satisfied.

(10)

Includes 155,920 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 649,454 performance-based restricted stock units that were granted to Mr. Enbody and will be reported in a Form 4 filing if performance hurdles are satisfied.

(11)	Does not include 173,868 performance-based restricted stock units that were granted to Mr. Lee and will be reported in a Form 4 filing if performance hurdles are satisfied.
(12)	Consists of 32,500 shares of common stock held by Mr. Todd L. Boehly and the shares of common stock referred to in footnote 4 above.
(13)	Includes 12,476 shares of common stock held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.
(14)	Includes 1,750,000 pledged shares. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

Kennedy Wilson / Proxy Statement 2022 /   83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

As noted above, in the discussion on the independence of our directors, Ms. Zaimi served as the Head of Global Fixed Income, Currencies and Commodities Sales at BAML until the end of 2021. BAML provides credit and other commercial banking services to the Company. We are currently party to real estate loans and a revolving credit facility with BAML. The loans, which accrue interest at an annual rate of 3.04%, had an approximate aggregate balance (including accrued interest) of approximately $40.7 million as of March 21, 2022, the latest practicable date, and the largest aggregate amount of principal outstanding on the loans during the fiscal year ended December 31, 2021 was $88.3 million. In connection with the loans, we paid BAML approximately $45 million in principal repayments, $1.5 million in interest payments and $7.1 million in fees and charges during the fiscal year ended December 31, 2021. Ms. Zaimi was not a participant in any of the transactions that have been entered into between the Company and BAML.

In addition, Mr. Boehly is the Chairman of Eldridge Industries, LLC (“Eldridge”). The Company is party to a stock purchase agreement with Eldridge whereby the Company has issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Mr. Boehly also directly or indirectly has an excess of 10% equity interest in Eldridge, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Entities”), all of which are involved in transactions (“KW/Eldridge JVs”) with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to Eldridge Entities or Eldridge Entities may make to the KW Entities. In the fiscal year ended December 31, 2021, certain of the Eldridge Entities paid the KW Entities a total of approximately $2.9 million in management fees and one-time acquisition fees related to the KW/Eldridge JVs and the KW Entities paid certain of the Eldridge Entities a total of approximately $17.3 million in dividends related to the perpetual convertible preferred stock. The Company also paid certain Eldridge Entities approximately $1.4 million in interest related to their respective holdings of our 4.75% senior notes due 2029, 4.75% senior notes due 2030 and 5.00% senior notes due 2031 as discussed above. In addition, Anthony D. Minella is Co-Founder, Partner and President of Eldridge and is the son of David Minella.

84   / Kennedy Wilson / Proxy Statement 2022

OTHER MATTERS

Stockholder Proposals

A stockholder who wishes to make a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2023 must submit such proposal to the Company no later than December 28, 2022; provided, however, that in the event the 2023 Annual Meeting is held more than 30 days prior to or after June 9, 2023, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2023 Annual Meeting, other than pursuant to Rule 14a-8, such stockholder must submit the proposal to the Company not less than 90 days nor more than one hundred and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the deadline to submit the proposal will be no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In order to be valid, a stockholder’s proposal must set forth (a) as to each person whom the stockholder proposes to nominate for election as director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; (b) as to each matter the stockholder proposes to bring before the annual meeting and the beneficial owner, if any, on whose behalf the proposal is made, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder and the beneficial owner in such business; and (c) as to the stockholder giving the notice (i) the name and record address of the stockholder and the beneficial owner, (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder and the beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal or that has been entered into between or among the stockholder and/or the beneficial owner the intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or changes to the voting power of, the stockholder or beneficial owner, (iv) a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the annual meeting and whether or not the stockholder or the beneficial owner intends to deliver a proxy statement or solicit proxies, and (v) any other information relating to the stockholder or beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with the stockholder proposal in accordance with Section 14(a) of the Exchange Act.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 1a-19 under the Exchange Act no later than April 8, 2023. In connection with our annual meeting of stockholders in 2023, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitor of proxies for that meeting.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual report or Notice of Internet Availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of proxy materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may “household” our proxy materials. In that event, only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement

Kennedy Wilson / Proxy Statement 2022 /   85

was delivered. If you wish to receive a separate copy of the annual report and this proxy statement or Notice of Internet Availability of proxy materials, please notify your broker and the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. You can also obtain a copy at https://www.cstproxy.com/kennedywilson/2022. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify their broker or the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

As part of our COVID-19 precautions, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website at www.kennedywilson.com that will also be filed with the SEC as additional proxy materials. If you plan to attend the meeting, please check the website regularly prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 28, 2022. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors,

Name: In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary

April 28, 2022

86   / Kennedy Wilson / Proxy Statement 2022

APPENDIX A

Certain Definitions and Reconciliation of Non-GAAP Financial Measures

We use certain non-GAAP measures to analyze our business, including Adjusted EBITDA and Adjusted Net Income. We use these metrics for evaluating the success of our company and believe that they enhance the understanding of our operating results.

“Adjusted EBITDA” represents net income before interest expense, loss on early extinguishment of debt, our share of interest expense included in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in unconsolidated investments, provision for income taxes, our share of taxes included in unconsolidated investments, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests.

Please also see the reconciliation of Adjusted EBITDA to net income as reported under GAAP below and also available at www.kennedywilson.com. Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

“Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in unconsolidated investments, share-based compensation, preferred dividends and net income attributable to the noncontrolling interests, before depreciation and amortization. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www. kennedywilson.com.

“Equity partners” refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.

“Estimated annual NOI” is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable). The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. Any of the enumerated items above could have a material effect on the performance of our properties. For the Company’s hotel portfolio, the Company provides a trailing-12 month NOI of $8.8 million, which excludes the period during which the hotel was fully closed due to restrictions related the COVID-19 pandemic. Additionally, for assets wholly-owned and fully occupied by KW, the Company provides an estimated NOI for valuation purposes of $4.1 million, which includes an assumption for applicable market rents. Also, where specifically noted, for properties purchased in 2021, the NOI represents estimated Year 1 NOI from our original underwriting. Estimated year 1 NOI for properties purchased in 2021 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period. Please also see the definition of “Net operating income” below. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because

Kennedy Wilson   /   Proxy Statement 2022   /   87

APPENDIX A

it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, the gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.

“Fee-Bearing Capital” represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.

“Net operating income” or “NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.

“Real Estate Assets Under Management” (“AUM”) generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly- owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.

“Return on Equity” is a ratio calculated by dividing the net cash distributions of an investment to Kennedy Wilson, after the cost of leverage, if applicable, by the total cash contributions by Kennedy Wilson over the lifetime of the investment.

88   /   Kennedy Wilson   /   Proxy Statement 2022

APPENDIX A

A reconciliation of net income to Adjusted EBITDA is presented below:

	Years Ended December 31,

(Dollars in millions)	2021	2020	2019	2018	2017

Net income	$ 336.4	$107.8	$321.1	$212.1	$138.0

Non-GAAP adjustments:

Add back:

Interest expense	192.4	201.9	215.1	238.2	217.7

Kennedy Wilson’s share of interest expense included in unconsolidated investments	40.2	33.0	32.1	26.0	23.0

Depreciation and amortization	166.3	179.6	187.6	206.1	212.5

Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	5.3	6.9	8.2	13.2	16.2

Provision for (benefit from) income taxes	126.2	43.6	41.4	58.0	(16.3)

Kennedy Wilson’s share of taxes included in unconsolidated investments	—	1.1	—	—	—

Share-based compensation	28.7	32.3	30.2	37.1	38.4

EBITDA attributable to noncontrolling interests	(13.3)	(7.5)	(107.6)	(78.0)	(173.8)

Adjusted EBITDA	$ 927.9	$608.0	$728.1	$712.7	$455.7
A reconciliation of net income to adjusted net income is presented below:
	Years Ended December 31,

(Dollars in millions)	2021	2020	2019	2018	2017

Net income	$ 336.4	$107.8	$321.1	$212.1	$138.0

Non-GAAP adjustments:

Add back:

Depreciation and amortization	166.3	179.6	187.6	206.1	212.5

Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	5.3	6.9	8.2	13.2	16.2

Share-based compensation	28.7	32.3	30.2	37.1	38.4

Net income attributable to the noncontrolling interests, before depreciation and amortization(1)	(10.5)	(2.5)	(102.0)	(71.5)	(117.8)

Preferred dividends and accretion of preferred stock issuance costs	(17.2)	(17.2)	(2.6)	—	—

One-time tax remeasurement(3)	—	—	—	—	(44.8)

Adjusted Net Income(2)	$ 509.0	$306.9	$442.5	$397.0	$242.5

(1) (2) See “Non-GAAP Measures and Certain Definitions” for definitions and discussion of Adjusted Net Income.

(3) Recorded as a result of US federal tax legislation, commonly referred to as the “Tax Cuts and Jobs Act”, signed into law on December 22, 2017.

Kennedy Wilson   /   Proxy Statement 2022   /   89

APPENDIX B

Second Amendment to Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan

THIS SECOND AMENDMENT to KENNEDY-WILSON HOLDINGS, INC. SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN (this “Second Amendment”) is made and adopted by the Board of Directors (the “Board”) of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), on April 26, 2022, effective as of the date of the Company’s 2022 annual meeting of stockholders, provided that it is approved by the Company’s stockholders on that date (the “Effective Date”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan (as amended from time to time, the “Plan”);

WHEREAS, pursuant to Article XV of the Plan, the Board may amend the Plan from time to time; provided that any such amendment to increase the number of shares of Common Stock subject to the Plan shall be subject to approval by the Company’s shareholders; and

WHEREAS, the Company desires to amend the Plan as set forth herein, including to increase the number of shares of Common Stock subject to the Plan by an additional three million (3,000,000) shares of Common Stock as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein, effective as of the Effective Date:

AMENDMENT

1.	Section 4.2 of the Plan is hereby amended and restated in its entirety as follows:

“Section 4.2    Powers. Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to determining which Employees, Directors or Consultants shall receive an Award, the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), what type of Award shall be granted, the term of an Award, the date or dates on which an Award vests (including any acceleration of vesting, subject to the limitations in this Section 4.2), the form of any payment to be made pursuant to an Award, the terms and conditions of an Award (including the forfeiture of the Award (and/or any financial gain) if the Holder of the Award violates any applicable restrictive covenant thereof), the Restrictions under a Restricted Stock Award and the number of shares of Common Stock which may be issued under an Award, all as applicable. Notwithstanding the foregoing or anything herein to the contrary, the Committee may only accelerate the vesting, exercisability and/or payment (as applicable) of an Award on a discretionary basis upon a termination of the applicable Holder’s status as an Employee, Director or Consultant (as applicable) due to the Holder’s death or Total and Permanent Disability.”

2.	Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

“Section 5.1    Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XIV, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed twenty-one million two hundred forty-five thousand (21,245,000) shares (the “Share Limit”). Notwithstanding any provision in the Plan to the contrary, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one Employee during any calendar year shall be two million (2,000,000) shares (subject to adjustment in the same manner as provided in Article XIV with respect to shares of Common Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with such Awards to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code, any shares subject to Awards that are canceled or Options or Stock Appreciation Rights that are repriced. In addition, the grant date fair value (determined as of the date of grant under applicable accounting standards) of Awards granted to any Director during any calendar year shall not exceed six hundred thousand dollars $600,000 (the “Director Limit”).”

3.	Effective as of the Effective Date, this Second Amendment shall be and is hereby incorporated into and forms a part of the Plan.

4.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

(Remainder of page internationally left blank)

90   /   Kennedy Wilson   /   Proxy Statement 2022

*        *         *

I hereby certify that the foregoing Second Amendment was duly adopted by the Board of Directors of Kennedy-Wilson Holdings, Inc. on April 26, 2022.

Executed on this 26th day of April, 2022.

By:	/s/ In Ku Lee
Name: In Ku Lee
Title: Senior VP, Deputy GC

I hereby certify that the foregoing Second Amendment was duly approved by the stockholders of Kennedy-Wilson Holdings, Inc. on June 9, 2022.

Executed on this 9th day of June, 2022.

By:

Name:

Title:

Kennedy Wilson   /   Proxy Statement 2022   /   91

APPENDIX C

CONFORMED COPY OF THE

KENNEDY-WILSON HOLDINGS, INC. SECOND AMENDED AND RESTATED 2009

EQUITY PARTICIPATION PLAN

Kennedy-Wilson Holdings, Inc., a Delaware corporation, has adopted this Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan (the “Plan”), effective as of the Effective Date (as defined in Article III of the Plan). This Plan amends and restates in its entirety the Kennedy-Wilson Holdings, Inc. Amended and Restated 2009 Equity Participation Plan (the “Prior Plan”).

ARTICLE I

PURPOSE

The purpose of this Plan is to assist the Company in attracting, retaining and providing incentives to key management employees and non-employee directors of, and non-employee consultants to, the Company and its Affiliates, and to align the interests of such employees, non-employee directors and non-employee consultants with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights or any combination of the foregoing, as may be best suited to the circumstances of the particular Employee, Director or Consultant, as provided herein.

ARTICLE II

DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

“Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

“Award” shall mean, individually or collectively, a grant or sale pursuant to the Plan of any Distribution Equivalent Right, Option, Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Stock Unit Award or Stock Appreciation Right.

“Award Agreement” shall mean a written agreement between the Company and the Holder setting forth the terms and conditions of an Award.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) if the Holder is a party to an employment or similar agreement with the Company or an Affiliate or an Award Agreement, in any case, which agreement defines “Cause” (or a similar term) therein, “Cause” shall have the same meaning as provided for in such agreement or (ii) for a Holder who is not a party to such an agreement or if such agreement does not define “Cause” (or a similar term), “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

92   /   Kennedy Wilson   /   Proxy Statement 2022

“Change of Control” shall mean (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate or an Award Agreement, in any case, which agreement defines “Change of Control” (or a similar term) therein, “Change of Control” shall have the same meaning as provided for in such agreement or (ii) for a Holder who is not a party to such an agreement or if such agreement does not define “Change of Control” (or a similar term), “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied):

(a)

Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”) other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)

The closing of a merger, consolidation or other business combination (a “Business Combination”) other than any Business Combination in which holders of the Common Stock immediately prior to the Business Combination (I) own more than fifty percent (50%) of the total voting power of the corporation resulting from such Business Combination (or the direct or indirect parent corporation of such surviving corporation) and (II) have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination as immediately before;

(c)	The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d)

The approval by the holders of shares of Common Stock of a plan of complete liquidation of the Company other than a liquidation of the Company into any subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock of the surviving corporation immediately after such liquidation as immediately before; or

(e)

Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraph (a), (b), (c) or (d) of this definition).

In addition, if a “Change of Control” constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in paragraph (a), (b), (c), (d) or (e) of this definition with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto and any regulations issued from time to time thereunder.

“Committee” shall mean a committee comprised of not less than three (3) members of the Board who are selected by the Board as provided in Section 4.1.

“Common Stock” shall mean the common stock, par value $.0001 per share, of the Company.

Kennedy Wilson   /   Proxy Statement 2022   /   93

APPENDIX C

“Company” shall mean Kennedy-Wilson Holdings, Inc., a Delaware corporation, and any successor thereto.

“Consultant” shall mean any individual, non-Employee advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

“Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

“Distribution Equivalent Right” shall mean an Award granted under Article XII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Common Stock distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of shares of Common Stock during the period the Holder held the Distribution Equivalent Right.

“Effective Date” shall have the meaning set forth in Article III of the Plan.

“Employee” shall mean any employee, including officers, of the Company or an Affiliate.

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares or the share price of Common Stock and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock shall mean, as determined consistent with the applicable requirements of Sections 409A and 422 of the Code, as of any specified date, (i) the closing sales price of a share of Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date) on the principal U.S. national securities exchange on which the Common Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Common Stock is not listed on any U.S. national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the final ask price of a share of Common Stock reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of a share of Common Stock as determined by the Committee in its sole discretion. If the Common Stock is not quoted or listed as set forth above, Fair Market Value shall be determined by the Committee in good faith by any fair and reasonable means (which means, with respect to a particular Award grant, may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Common Stock shall be determined by the Committee in good faith by any fair and reasonable means, and consistent with the applicable requirements of Sections 409A and 422 of the Code.

“Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

“Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, to the extent applicable.

“Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” under Section 422 of the Code.

“Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

94   /   Kennedy Wilson   /   Proxy Statement 2022

APPENDIX C

“Non-Qualified Stock Option” shall mean an Option which is not an Incentive Stock Option.

“Option” shall mean an option to purchase shares of Common Stock granted under Article VII of the Plan, which may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Performance Criteria” shall mean the criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

“Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives shall be measured for purposes of determining a Holder’s right to, and the payment of, a Qualified Performance-Based Award.

“Performance Share Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, shares of Common Stock are paid to the Holder.

“Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

“Performance Unit Award” shall mean an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

“Plan” shall mean this Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan, as amended from time to time.

“Qualified Performance-Based Award” shall mean Awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

“Restricted Stock Award” shall mean an Award granted under Article VIII of the Plan of shares of Common Stock, the transferability of which by the Holder shall be subject to Restrictions.

“Restricted Stock Unit” shall mean a Unit awarded to a Holder pursuant to a Restricted Stock Unit Award.

“Restricted Stock Unit Award” shall mean an Award granted under Article IX of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a payment in cash or shares of Common Stock shall be made to the Holder, based on the number of Units awarded to the Holder.

“Restriction Period” shall mean the period of time for which shares of Common Stock subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Award Agreement.

“Restrictions” shall mean forfeiture, transfer and/or other restrictions applicable to shares of Common Stock awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Award Agreement.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

“Stock Appreciation Right” shall mean an Award granted under Article XIII of the Plan of a right, whether granted alone or in connection with a related Option, to receive a payment on the date of exercise.

“Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of which shall result in termination of the otherwise entitlement to purchase some or all of the shares of Common Stock under the related Option, all as set forth in Section 13.2.

Kennedy Wilson   /   Proxy Statement 2022   /   95

APPENDIX C

“Ten Percent Stockholder” shall mean an Employee who, at the time an Incentive Stock Option is granted to him or her, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

“Total and Permanent Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, all as described in Section 22(e)(3) of the Code.

“Units” shall mean bookkeeping units, each of which represents (i) with respect to any Performance Unit Award, such monetary amount as shall be designated by the Committee in the applicable Award Agreement or (ii) with respect to any Restricted Stock Unit, one (1) share of Common Stock.

ARTICLE III

EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the date on which the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

ARTICLE IV

ADMINISTRATION

Section 4.1	Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. The Committee shall consist solely of three (3) or more Directors who are each (i) “outside directors” within the meaning of Section 162(m) of the Code (“Outside Directors”), (ii) “non-employee directors” within the meaning of Rule 16b-3 and (iii) “independent” for purposes of any applicable listing requirements (“Non-Employee Directors”); provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not (x) Outside Directors, the authority to grant Awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code and/or (y) Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award. In addition, to the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the Common Stock is traded, the Committee may delegate to one or more executive officers or a committee of executive officers the right to grant, cancel or suspend Awards to Employees who are not directors or executive officers of the Company.

Section 4.2	Powers. Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to determining which Employees, Directors or Consultants shall receive an Award, the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), what type of Award shall be granted, the term of an Award, the date or dates on which an Award vests (including any acceleration of vesting, subject to the limitations in this Section 4.2), the form of any payment to be made pursuant to an Award, the terms and conditions of an Award (including the forfeiture of the Award (and/

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or any financial gain) if the Holder of the Award violates any applicable restrictive covenant thereof), the Restrictions under a Restricted Stock Award and the number of shares of Common Stock which may be issued under an Award, all as applicable. Notwithstanding the foregoing or anything herein to the contrary, the Committee may only accelerate the vesting, exercisability and/or payment (as applicable) of an Award on a discretionary basis upon a termination of the applicable Holder’s status as an Employee, Director or Consultant (as applicable) due to the Holder’s death or Total and Permanent Disability.

Section 4.3	Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as the Committee determines are necessary and appropriate to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

Section 4.4	Committee Action. In the absence of specific rules to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

ARTICLE V
STOCK SUBJECT TO PLAN AND LIMITATIONS THEREON

Section 5.1	Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XIV, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed twenty-one million two hundred forty-five thousand (21,245,000) shares (the “Share Limit”). Notwithstanding any provision in the Plan to the contrary, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one Employee during any calendar year shall be two million (2,000,000) shares (subject to adjustment in the same manner as provided in Article XIV with respect to shares of Common Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with such Awards to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code, any shares subject to Awards that are canceled or Options or Stock Appreciation Rights that are repriced. In addition, the grant date fair value (determined as of the date of grant under applicable accounting standards) of Awards granted to any Director during any calendar year shall not exceed six hundred thousand dollars $600,000 (the “Director Limit”).

Section 5.2	Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock, Common Stock purchased on the open market or Common Stock previously issued and outstanding and reacquired by the Company.

Section 5.3	Share Counting Provision. If any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part), the shares of Common Stock shall, to the extent of such forfeiture, expiration or cash settlement, again become available for future grants of Awards under the Plan and shall be added back to the Share Limit. Additionally, shares of Common Stock tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award (other than an Option or Stock Appreciation Right) shall again become available for future grants of Awards under the Plan and shall be added back to the Share Limit. Notwithstanding anything to the contrary contained herein, the following

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shares of Common Stock shall not be added back to the Share Reserve and shall not be available for future grants of Awards under the Plan: (i) shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iii) shares purchased on the open market with the cash proceeds from the exercise of Options. The payment of Distribution Equivalent Rights in cash shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5.3, no shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

Section 5.4	Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, no Award Agreement shall provide for vesting of the Award thereunder earlier than the first (1st) anniversary of the applicable grant date (and, for the avoidance of doubt, with respect to any such Award subject to performance-based vesting, the applicable performance period may be no shorter than one (1) year); provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of no more than five percent (5%) of the shares of Common Stock reserved for issuance under the Plan pursuant to Section 5.1 above may be granted to any one or more Holders without respect to such minimum vesting requirements. For purposes of Awards granted to Directors, a vesting period will be deemed to be one (1) year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders.

ARTICLE VI
ELIGIBILITY FOR AWARDS; TERMINATION OF EMPLOYMENT, DIRECTOR STATUS OR CONSULTANT STATUS

Section 6.1	Eligibility. Awards made under the Plan may be granted solely to persons or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-Qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right or any combination of the foregoing or, solely with respect to Awards granted to Employees, an Incentive Stock Option.

Section 6.2	Termination of Employment or Director Status. Except to the extent inconsistent with the terms of the applicable Award Agreement (in which case the terms of the applicable Award Agreement shall control), and/ or the terms of the Holder’s employment or other service agreement with the Company or an Affiliate (in which case the terms of the applicable employment or service agreement shall control), the following terms and conditions shall apply with respect to the termination of a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death:

(a) The Holder’s rights, if any, to exercise any then-exercisable Non-Qualified Stock Options and/or Stock Appreciation Rights shall terminate:

(1) If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such termination of employment or after the date of such termination of Director status;

(2) If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment or Director status; or

(3) If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

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Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Non-Qualified Stock Options and Stock Appreciation Rights.

	(b)	The Holder’s rights, if any, to exercise any then-exercisable Incentive Stock Option Shall terminate:

		(1)	If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, three (3) months after the date of such termination of employment;

		(2)	If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment; or

		(3)	If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative shall forfeit any rights or interests in or with respect to any such Incentive Stock Options.

	(c)	If a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or Restricted Stock Units shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or Restricted Stock Units. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or on the date of such termination of employment or Director status, that all or a portion of any such Holder’s Restricted Stock and/or Restricted Stock Units shall not be so canceled and forfeited.

	(d)	If the status of a Holder as a Consultant terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or a Restricted Stock Unit Award, such Restricted Stock and/or Restricted Stock Units shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or Restricted Stock Units. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or on the date of such termination of such a Holder’s status as a Consultant, that all or a portion of any such Holder’s Restricted Stock and/or Restricted Stock Units shall not be so canceled and forfeited.

Section 6.3	Termination of Consultant Status. Except to the extent inconsistent with the terms of the applicable Award Agreement, the following terms and conditions shall apply with respect to the termination of a Holder’s status as a Consultant, for any reason:

	(a)	The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Stock Options and/or Stock Appreciation Rights shall terminate:

		(1)	If such termination is for a reason other than the Holder’s death, ninety (90) days after the date of such termination; or

		(2)	If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

	(b)	If the status of a Holder as a Consultant terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or a Restricted Stock Unit Award, such Restricted Stock and/or Restricted Stock Units shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any

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such Restricted Stock and/or Restricted Stock Units. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or on the date of such termination of such a Holder’s status as a Consultant, that all or a portion of any such Holder’s Restricted Stock and/or Restricted Stock Units shall not be so canceled and forfeited.

Section 6.4	Termination for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, should a Holder’s employment, Director status or engagement as a Consultant with or for the Company or an Affiliate be terminated by the Company or Affiliate for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such termination.

Section 6.5	Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees, Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which such Employees, Directors or Consultants outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to such Employees, Directors or Consultants outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, any securities law or governing statute or any other applicable law.
ARTICLE VII OPTIONS

Section 7.1	Option Term. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

Section 7.2	Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the applicable Award Agreement.

Section 7.3	Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds one hundred thousand dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-Qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the exercise price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Option and (ii) such Incentive

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Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

Section 7.4	Option Agreement. Each Option shall be evidenced by an Award Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Award Agreement may provide for the payment of the Option exercise price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such exercise price, or such other forms or methods as the Committee may determine from time to time (including, with the consent of the Committee, by withholding shares of Common Stock otherwise issuable in connection with the exercise of the Option), in each case, subject to such rules and regulations as may be adopted by the Committee. Each Award Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2 and 6.3, as applicable, specify the effect of termination of the Holder’s status as an Employee, Director or Consultant on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, an Award Agreement may provide for a “cashless exercise” of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the Option price, subject to Section 16.4 of the Plan, (ii) the delivery of the shares of Common Stock from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2 and 6.3, as applicable, specify the effect of the termination of the Holder’s employment, Director status or Consultant status on the exercisability of the Option. An Option Agreement may also include provisions relating to (i) subject to the provisions hereof (including the limitations set forth in Section 4.2 above), accelerated vesting of Options, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine.

Section 7.5	Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such exercise price (i) shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The exercise price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Award Agreement. Separate stock certificates may be issued by the Company for those shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option and for those shares of Common Stock acquired pursuant to the exercise of a Non-Qualified Stock Option.

Section 7.6	Stockholder Rights and Privileges. The Holder of an Option shall not be entitled to any of the privileges and rights of a stockholder of the Company unless and until shares of Common Stock have been purchased under the Option and certificates of stock have been registered in the Holder’s name.

Section 7.7	Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock of the employing entity with the result that such employing entity becomes an Affiliate. Notwithstanding anything herein to the contrary, the exercise price

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per share of the shares of Common Stock subject to any such substitute Option may be less than the Fair Market Value of a share of Common Stock on the date of grant, subject to any applicable requirements of Section 424 and 409A of the Code.

Section 7.8	Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XIV, the Committee shall not have the power or authority (A) to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Stock Appreciation right, or (B) to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted when the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying shares of Common Stock.

ARTICLE VIII

RESTRICTED STOCK AWARDS

Section 8.1	Restriction Period to be Established by Committee. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

Section 8.2	Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall, unless otherwise determined by the Committee, be issued in book entry form on the books and records as kept by the Company’s transfer agent and registered in the name of the Holder of such Restricted Stock Award. If provided for under the applicable Award Agreement, the Holder shall have the right to vote Common Stock subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Common Stock (subject to Section 16.1 below), except that (i) the Holder shall not be entitled to delivery of a stock certificate until the Restriction Period shall have expired, (ii) if a stock certificate is prepared before the expiration of the Restriction Period, the Company shall retain custody of the stock certificate during the Restriction Period (with a stock power endorsed by the Holder in blank), (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock during the Restriction Period and (iv) a breach of the terms and conditions established by the Committee pursuant to the applicable Award Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of grant of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards including, but not limited to, rules pertaining to the effect of termination of status as an Employee, Director or Consultant prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2 and 6.3, as applicable, be set forth in an Award Agreement made in conjunction with the Award. Such Award Agreement may also include provisions relating to (i) subject to the provisions hereof (including the limitations set forth in Section 4.2 hereof), accelerated vesting of Awards, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine.

Section 8.3	Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Common Stock received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Section 8.4	Restricted Stock Award Agreements. At the time any Restricted Stock Award is made under this Article VIII, the Company and the Holder shall enter into an Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

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ARTICLE IX RESTRICTED STOCK UNIT AWARDS

Section 9.1	Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to payment pursuant to Section 9.2 and the number of Units awarded to the Holder. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards, including, but not limited to, rules pertaining to the effect of termination of status as an Employee, Director or Consultant prior to expiration of the applicable vesting period.

Section 9.2	Payments. The Holder of a Restricted Stock Unit Award shall be entitled to receive a cash payment equal to the Fair Market Value of a share of Common Stock, or one (1) share of Common Stock, as determined in the sole discretion of the Committee and as set forth in the applicable Award Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement(s). Except as otherwise determined by the Committee and set forth in the applicable Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the calendar year in which the Restricted Stock Unit first becomes vested.
ARTICLE X
PERFORMANCE UNIT AWARDS

Section 10.1	Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 10.2, the number of Units awarded to the Holder and the dollar value assigned to each such Unit. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions, including, but not limited to, rules pertaining to the effect of termination of status as an Employee, Director or Consultant prior to expiration of the applicable performance period.

Section 10.2	Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Award Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Award Agreement) the performance goals and objectives set forth in such Award Agreement. The Award Agreement may provide that, depending on the degree of performance achieved, different amounts of Performance Units, or no Performance Units, may be awarded. Except as otherwise determined by the Committee and set forth in the respective Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), if achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the Company’s fiscal year to which such performance goals and objectives relate.

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ARTICLE XI PERFORMANCE SHARE AWARDS

Section 11.1	Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of shares of Common Stock pursuant to such Holder’s Performance Share Award and the number of shares of Common Stock subject to such Performance Share Award. Except as otherwise determined by the Committee and set forth in the respective Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), if such goals and objectives are achieved, the distribution of such Common Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the Company’s fiscal year to which such goals and objectives relate. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Share Awards, including, but not limited to, rules pertaining to the effect of termination of the Holder’s status as an Employee, Director or Consultant prior to the expiration of the applicable performance period.

Section 11.2	Stockholder Rights and Privileges. The Holder of a Performance Share Award shall have no rights as a stockholder of the Company until such time, if any, as the Holder actually receives shares of Common Stock pursuant to the Performance Share Award.
ARTICLE XII
DISTRIBUTION EQUIVALENT RIGHTS

Section 12.1	Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional shares of Common Stock or is to be entitled to choose among such alternatives (subject to the limitations set forth in Section 16.1 below). Except as otherwise determined by the Committee and set forth in the respective Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), if such Award becomes vested, the distribution of such cash or shares of Common Stock shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights may be settled in cash or in shares of Common Stock, as set forth in the applicable Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award, whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award. Notwithstanding the foregoing, no Distribution Equivalent Rights Awards shall be payable with respect to Options or Stock Appreciation Rights.

Section 12.2	Interest Equivalents. The Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash, at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder. Except as otherwise determined by the Committee and set forth in the respective Award Agreement, and subject to compliance with Section 409A of the Code (if applicable), such settlement shall occur in no event later than by the fifteenth (15th) day of the third (3rd) calendar month of the calendar year immediately following the end of the Company’s fiscal year in which such interest was credited.

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ARTICLE XIII STOCK APPRECIATION RIGHTS

Section 13.1	Terms and Conditions. The Committee shall set forth in the applicable Award Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right which, for purposes of a Stock Appreciation which is not a Tandem Stock Appreciation Right, shall be not less than the Fair Market Value of a share of the Common Stock on the date of grant of the Stock Appreciation Right, (ii) the number of shares of Common Stock subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of shares of Common Stock having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a) The excess of (i) the Fair Market Value of a share of the Common Stock on the date of exercise, over (ii) the Base Value, multiplied by;

(b) The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

Section 13.2	Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right must be granted at the same time as the related Option, and the following special rules shall apply:

(a) The Base Value shall be equal to or greater than the per share exercise price under the related Option;

(b)  The Tandem Stock Appreciation Right may be exercised for all or part of the shares of Common Stock which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a share of Common Stock is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be cancelled);

(c) The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)  The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per share exercise price under the related Option and the Fair Market Value of the shares of Common Stock subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of shares of Common Stock with respect to which the Tandem Stock Appreciation Right is exercised; and

(e)  The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of a share of Common Stock subject to the related Option exceeds the per share exercise price of the related Option.

ARTICLE XIV RECAPITALIZATION OR REORGANIZATION

Section 14.1	Adjustments to Common Stock. The shares with respect to which Awards may be granted under the Plan are shares of Common Stock as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of shares of Common Stock underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price or exercise price, as applicable, per share of the Common Stock shall be

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APPENDIX C

proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price or exercise price, as applicable, per share of the Common Stock shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XIV, (x) any adjustment made with respect to an Award which is an Incentive Stock Option shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) no action shall be taken under this Section 14.1 which shall cause an Award to fail to comply with Section 409A of the Code, to the extent applicable to such Award. In connection with the occurrence of any Equity Restructuring, the number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted, and such adjustments shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

Section 14.2	Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Common Stock then covered by such Award, the number and class of shares of stock or other securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

Section 14.3	Other Events. In the event of any Change in Control or any other changes to the outstanding Common Stock by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split-ups, spin-offs, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XIV, the Board, in its sole discretion, in such manner as the Board deems equitable or appropriate taking into consideration the accounting and tax consequences, either by the terms of the Award or by action taken prior to the occurrence of such event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions:

(a)  To provide for either (i) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.3 the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (ii) the replacement of such Award with other rights or property selected by the Board in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(b)  To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)   To make adjustments in the number and type of shares of the Common Stock (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(d)  To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement (but subject to the limitations set forth in Section 4.2 of the Plan); and

106   /   Kennedy Wilson   /   Proxy Statement 2022

APPENDIX C

(e) To provide that the Award cannot vest, be exercised or become payable after such event.

In the event of any adjustment pursuant to Sections 14.1, 14.2 or this Section 14.3, the aggregate number of shares available under the Plan under Section 5.1 (including the Code Section 162(m) limit and the Director Limit set forth therein) shall be appropriately adjusted by the Board, the determination of which shall be conclusive.

Section 14.4	Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Section 14.5	No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

ARTICLE XV AMENDMENT AND TERMINATION OF PLAN

Unless sooner terminated pursuant to this Article XV, the Plan will expire on, and no Award may be granted pursuant to the Plan, after the tenth (10) anniversary of the date on which the Plan is adopted by the Board (but Awards that are outstanding on such date will remain in effect in accordance with the terms of the Plan and applicable Award Agreement(s)). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XIV, increase the number of shares of Common Stock subject to the Plan or the individual Award limits specified in Article V, (iii) materially modify the requirements for participation in the Plan or (iv) amend, modify or suspend Section 7.8 (repricing prohibitions) or this Article XV. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code).

ARTICLE XVI MISCELLANEOUS

Section 16.1	Dividends and Distribution Equivalent Right Payments on Unvested Awards. Notwithstanding anything herein to the contrary, dividends or Distribution Equivalent Rights payable with respect to an unvested Award (or portion thereof) may only be paid out to the Holder to the extent that the applicable vesting conditions are subsequently satisfied and the Award vests, and any dividends or Distribution Equivalent Rights with respect to any portion of an Award that does not become vested shall be forfeited.

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Section 16.2	No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

Section 16.3	No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

Section 16.4	Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue shares of Common Stock in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Notwithstanding any provision of the Plan to the contrary, including, but not limited to, Section 7.4 hereof, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or shares of Common Stock issuable thereunder) (i) that shall lapse because of such postponement or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of shares of Common Stock, no shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Common Stock (including Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld. The number of shares of Common Stock which may be so tendered shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

Section 16.5	No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

Section 16.6	Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution or (ii) except for an Incentive Stock Option, by gift to any Family Member of the Holder. An Award may be

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APPENDIX C

exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 16.4 hereof. Notwithstanding the foregoing, except for Awards which are Incentive Stock Options, Awards may be transferred pursuant to the terms of any valid separation agreement or divorce decree.

Section 16.7	Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

Section 16.8	Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-73, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

Section 16.9	Section 162(m). It is intended that the Plan shall comply fully with and meet all the requirements of Section 162(m) of the Code so that Awards hereunder which are made to Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall constitute “performance-based” compensation within the meaning of Section 162(m) of the Code. Any Performance Goal(s) applicable to Qualified Performance- Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance- based” compensation under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established. The Performance Criteria to be utilized under the Plan to establish Performance Goals shall consist of objective tests based on one or more of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares of Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; expense levels; working capital levels, including cash, inventory and accounts receivable; operating margins, gross margins or cash margin; year-end cash; debt reduction; stockholder equity; operating efficiencies; strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital; assets under management; or financing and other capital raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions). Performance Goals may be established on a Company-wide basis or with respect to one or more Company business units, divisions, subsidiaries or individuals; and measured either quarterly, annually or over a period of years, in absolute terms, relative to a pre-established target, to the performance of one or more similarly situated companies, or to the performance of an

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APPENDIX C

index covering a peer group of companies, in each case as specified by the Committee. When establishing Performance Goals for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act. Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) of the Code as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m) of the Code. The Committee may postpone the exercising of Awards, the issuance or delivery of Common Stock under any Award or any action permitted under the Plan to prevent the Company or any subsidiary from being denied a federal income tax deduction with respect to any Award other than an Incentive Stock Option, provided that such deferral satisfies the requirements of Section 409A of the Code. For purposes of the requirements of Treasury Regulation Section 1.162-27(e)(4)(i), the maximum aggregate amount that may be paid in cash to any Employee during any calendar year with respect to one or more Awards payable in cash shall be ten million dollars ($10,000,000).

Section 16.10	Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Section 16.11	Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

110   /   Kennedy Wilson   /   Proxy Statement 2022

APPENDIX C

Section 16.12	Other Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

Section 16.13	Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

Section 16.14	Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 16.15	Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

Section 16.16	No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award.

Section 16.17	Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Section 16.18	Terms of Award Agreements. Each Award shall be evidenced by an Award Agreement. The terms of Awards granted under the Plan, and of the Award Agreements utilized under the Plan, need not be the same.

Section 16.19	Compensation Recovery. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any compensation recovery policy implemented by the Company, including, without limitation, any compensation recovery policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such compensation recovery policy (whether or not such compensation recovery policy was in place at the time of grant of an Award) and/or in the applicable Award Agreement.

Kennedy Wilson   /   Proxy Statement 2022   /   111

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned as of the close of business on April 22, 2022 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, on Thursday, June 9, 2022, at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

This proxy when properly executed will be voted as indicated. If no contrary indication is made, the proxy will be voted in favor of electing the four nominees to the Board of Directors, and in favor of proposals 2, 3 and 4, and in accordance with the judgment of the persons named as proxy herein on any other matters that may properly come before the Annual Meeting. This proxy is solicited on behalf of the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on June 9, 2022

Our Annual Report to Stockholders and the Proxy Statement

Are Available at https://www.cstproxy.com/kennedywilson/2022

(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.

June 9, 2022

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

*Please detach along perforated line and mail in the envelope provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, AND A VOTE “FOR” PROPOSALS NO. 2, 3 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. ELECTION OF DIRECTORS

Trevor Bowen	☐ For	☐ Against	☐ Abstain

Cathy Hendrickson	☐ For	☐ Against	☐ Abstain

Stanley R. Zax	☐ For	☐ Against	☐ Abstain

2. PROPOSAL NO. 2

To approve an amendment to the Company’s Second Amended and Restated 2009 Equity Participation Plan to, among other things, increase the number of shares of the Company’s common stock that may be issued thereunder by an additional 3,000,000 shares.

	☐ For	☐ Against	☐ Abstain

3. PROPOSAL NO. 3

To vote on an advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.

	☐ For	☐ Against	☐ Abstain

4. PROPOSAL NO. 4

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2022 fiscal year.

	☐ For	☐ Against	☐ Abstain

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder:                                         Date:                  Signature of Stockholder:                                             Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.